UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

2023

GRAFTech International

April 6, 2023

Dear Stockholders:

We are pleased to invite you to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 10, 2023, at 8:00 a.m. Eastern Time. The Board of Directors has determined the Annual Meeting will be held in a virtual format via the Internet again this year.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. The Annual Meeting will be held in a virtual format only. Regardless of whether you plan to attend the virtual Annual Meeting, we urge you to vote your shares as soon as possible. You may vote using the enclosed proxy card or voting instruction form by completing, signing and dating it, and then returning it by mail. Also, you may submit your vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card or voting instruction form. Additional information about voting your shares is included in the proxy statement.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Denis A. Turcotte	Marcel Kessler
Director and Chairman of the Board	Chief Executive Officer and President

Notice of Annual Meeting of Stockholders

Date:	May 10, 2023	At the Annual Meeting you will be asked to:

Time:	8:00 a.m. Eastern Time	Proposal 1	Elect three directors for a three-year term or until their successors are elected and qualified;

Virtual Meeting Website:	meetnow.global/MRMUMZD	Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;

Record Date:	March 15, 2023	Proposal 3	Approve, on an advisory basis, our named executive officer compensation; and

Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of GrafTech International Ltd. (“GrafTech”, “we”, “our” or the “Company”) for use at the Annual Meeting to be held on May 10, 2023, at 8:00 a.m. Eastern Time, or at any adjournment or postponement thereof, for the purposes set forth herein. The Board has determined that the Annual Meeting will be held in a virtual format via the Internet again this year.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record on March 15, 2023 (the “Record Date”). To ensure that your shares are represented at the Annual Meeting, please vote as soon as possible by one of the following methods:

•	By Internet.	•	By Mail.

•	By Telephone.	•	Online, during the virtual Annual Meeting.

For more detailed information on voting, please see “How do I cast a vote?” in the “Questions & Answers” section beginning on page 74 of the accompanying proxy statement (the “Proxy Statement”).

Whether or not you expect to attend the virtual Annual Meeting, please vote as soon as possible to ensure representation of your shares at the Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the proxy card or voting instruction form. More information about registering for and attending the virtual Annual Meeting is included in the “Questions & Answers” section of the accompanying Proxy Statement. Except as otherwise noted, the information herein and in the accompanying Proxy Statement is as of March 29, 2023, the date we commenced printing in order to commence mailing on or about April 6, 2023. Proxy materials are being mailed or made available on or about April 6, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 10, 2023: The Proxy Statement and the 2022 Annual Report to Stockholders are available at: www.envisionreports.com/EAF.

By order of the Board of Directors,

Gina K. Gunning
Chief Legal Officer & Corporate Secretary

GrafTech International Ltd. 982 Keynote Circle
Brooklyn Heights, OH 44131

Proxy Statement Guide

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

2023 Annual Meeting of Stockholders Information

Date and Time	Record Date	Location	Who Can Vote

Wednesday May 10, 2023 8:00 a.m. Eastern Time	March 15, 2023	Online only at meetnow.global/MRMUMZD	Stockholders of record at the close of business on March 15, 2023

Proposals To Be Voted on and Board Recommendations

Proposal		Board’s Voting Recommendation	Page Reference (for more detail)

Proposal 1	Elect Three Directors for a Three-Year Term or Until Their Successors are Elected and Qualified	FOR each nominee	28

Proposal 2	Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2023	FOR	38

Proposal 3	Approve, on an Advisory Basis, our Named Executive Officer Compensation	FOR	41

2022 Business Summary

Financial and Operating Performance

In 2022, economic uncertainty and geopolitical conflict significantly impacted the global operating environment for nearly all industries, including the steel industry. We in particular faced higher costs, softer industry demand and the impact of the temporary suspension of our operations in Mexico. As a result, net sales decreased $64.5 million, or 5%, from $1,345.8 million in 2021 to $1,281.3 million in 2022, reflecting lower sales volume and a shift in the mix of our business to volume derived from short-term agreements and spot sales (“non-LTA”) from volume derived from our take-or-pay agreements that had initial terms of three-to-five years. The lower sales volume and shift in the mix of our business was partially offset by improved pricing on volume derived from non-LTA sales. Net income for 2022 was $383.0 million compared to $388.3 million in 2021. Adjusted EBITDA1 for 2022 was $536.5 million compared to $669.9 million in the prior year, with the decline primarily reflecting higher costs and lower sales volume. Adjusted Net Income1 decreased $84.9 million, or 18%, from $464.6 million in 2021 to $379.7 million in 2022.

To address these near-term challenges, we are proactively managing our operating costs, capital expenditures and working capital levels. These actions include aligning our production to reflect current market demand while remaining focused on delivering strong service levels and being highly responsive to our customers’ needs. At the same time, we will continue to make targeted investments to strengthen our commercial capabilities and product offering, including restarting our St. Marys,

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Pennsylvania facility to produce pins to complement our pin production at our Monterrey, Mexico facility. Pins are a necessary component of our graphite electrodes.

The following graphs show our Net Sales, Net Income, Adjusted Net Income and Adjusted EBITDA for 2021 and 2022.

(1)

A non-generally accepted accounting principle (“GAAP”) financial measure. See Appendix A to this Proxy Statement for additional information, including how we define these financial measures and a reconciliation to Net Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

Key Operating Metrics

We use certain operating metrics to analyze the performance of our Company. The key operating metrics consist of sales volume, production volume, production capacity and capacity utilization. We reported sales volume of 149,100 metric tons (“MT”) in 2022, a decrease of 11% compared to 2021. The amount of graphite electrodes we produced in 2022 decreased by 5%, from 165,200 MT in 2021 to 157,100 MT in 2022. Our capacity utilization, excluding our St. Marys graphite electrode manufacturing facility, decreased to 78% in 2022 compared to 82% in 2021, reflecting the challenging market conditions of 2022.

	Year ended December 31,

(in thousands, except percentages)	2022	2021

Sales volume (MT)(1)	149.1	167.4

Production volume (MT)(2)	157.1	165.2

Total production capacity (MT)(3)(4)	230.0	230.0

Total capacity utilization(4)(5)	68%	72%

Production capacity excluding St. Marys (MT)(3)(6)	202.0	202.0

Capacity utilization excluding St. Marys(5)(6)	78%	82%

(1) Sales volume reflects only graphite electrodes manufactured by GrafTech.

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(2) Production volume reflects graphite electrodes we produced during the period.

(3) Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.

(4) Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania.

(5) Capacity utilization reflects production volume as a percentage of production capacity.

(6) Our St. Marys, Pennsylvania facility graphitizes a limited number of electrodes and pins sourced from our Monterrey, Mexico facility.

Maintaining a Disciplined Capital Allocation Strategy

We are focused on maintaining a disciplined capital allocation strategy as we recover from the Monterrey suspension while making targeted investments to support long-term growth. In the first half of 2022, we voluntarily repaid $110 million of our long-term debt and throughout the year we returned approximately $70 million to our stockholders in the form of stock repurchases and dividends. In May 2022, we increased the revolving commitments under our senior secured revolving credit facility by $80 million from $250 million to $330 million so as to provide greater financial flexibility. In the second half of 2022, we retained nearly all of our operating cash flow to further increase the Company’s liquidity position. As of December 31, 2022, GrafTech had cash and cash equivalents of approximately $135 million and total debt of approximately $922 million.

Sustainability and Environmental, Social and Governance (“ESG”)

For more than 100 years, we have been manufacturing graphite electrode products that are essential to the production of electric arc furnace (“EAF”) steel. EAF steel production is a critical part of the circular economy—producing a product that can be continually recycled and is generated almost entirely from recycled scrap metal. EAF steelmaking is more environmentally friendly than blast furnace steelmaking, generating significantly less carbon dioxide emissions compared to a blast furnace facility according to the Steel Manufacturers Association.

Values and Culture

Our success is only possible with the hard work of our global team and their commitment to upholding our core values of Safety, Environment, and Quality, what we internally refer to as “SEQ.” These values focus our attention on a core mission for GrafTech: providing a safe work environment for all employees, environmental stewardship, and delivering superior product quality. We are committed to health and safety excellence and promoting the well-being of our people. We strive to improve our safety performance by focusing on programs and initiatives that hold all employees—from executives to the plant floor—accountable for keeping everyone safe, every day, across our global organization.

Our Approach to Sustainability

Sustainability is fundamental to our business strategy and culture. Our ESG Steering Committee includes our Vice President, Investor Relations and Corporate Communications, Director of Health, Safety and Environmental Protection, Vice President, Operations and our senior leadership team,

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which is composed of the Chief Executive Officer (“CEO”), Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Vice President, Human Resources (“HR”), and Senior Vice President, Commercial and CTS. Our ESG Steering Committee is responsible for defining our ESG mission and developing, implementing, and overseeing the company-wide ESG strategy. Our ESG working group is composed of cross-functional subject matter experts and includes representatives from our environmental, health, and safety; legal; finance; investor relations; communications; engineering; procurement; and HR groups. The working group is responsible for developing and implementing programs and initiatives that support our ESG strategy, including: (1) providing support for ESG programs at our individual sites, (2) establishing, tracking, and reporting on key performance indicators relevant to our priority topics, and (3) identifying and prioritizing opportunities, emerging technologies, and strategies to help us improve our ESG performance. As part of our continuous improvement efforts, the capital planning process includes a review of the ESG impacts to ensure they are considered in the project approval process. A review of our ESG initiatives and metrics is shared in our monthly business review meetings. The senior leadership team also provides ESG strategy updates, including metrics, to the Board on a quarterly basis.

Our Director Nominees

Under our Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”), the number of directors is fixed by our Board but will not be fewer than three directors, nor more than eleven (11) directors. Our Board currently consists of ten (10) members and is divided into three classes of directors, with Class I containing two directors, Class II containing five directors and Class III containing three directors, and with the directors typically serving three-year terms.

In January 2023, Brian L. Acton informed GrafTech that he will not stand for re-election as a director at the Annual Meeting and he will resign from the Board at the Annual Meeting. In addition, in February 2023, Leslie D. Dunn tendered her notice of resignation from the Board effective immediately and the Board decided not to nominate David Gregory for re-election at the Annual Meeting. As a result, the Board re-classified Jean-Marc Germain from Class I into Class II so that each class would consist of nearly an equal amount of directors after giving effect to Mr. Acton’s resignation, Ms. Dunn’s resignation, and the Board’s decision to not renominate Mr. Gregory. The Board also reduced the size of the Board to ten members effective as of Ms. Dunn’s resignation and eight members effective as of the Annual Meeting.

You are being asked to vote on the re-election of three directors. The terms of the directors in Class II expire at this Annual Meeting. Jean-Marc Germain, Henry R. Keizer and Marcel Kessler are standing for re-election at the Annual Meeting as Class II directors. If all three Class II director nominees are elected, the Board will consist of eight (8) members. Each of these director nominees were recommended for nomination to the Board by the Nominating and Corporate Governance Committee. If elected, Messrs. Germain, Keizer and Kessler will hold office for a three-year term until the 2026 Annual Meeting or until their successor is elected and qualified, subject to earlier retirement, resignation or removal.

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Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 28.

				Committees

Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class II Directors serving until 2023:
Jean-Marc Germain Chief Executive Officer of Constellium SE	57	2021
Henry R. Keizer Former Deputy Chairman and Chief Operating Officer of KPMG	66	2021		F
Marcel Kessler Chief Executive Officer and President of GrafTech International Ltd.	56	2022

AC = Audit Committee    HC = Human Resources and Compensation Committee

NCG = Nominating and Corporate Governance Committee    F = AC Financial Expert

Our Returning Directors

The table below provides select information about each of our Directors whose terms will continue following the Annual Meeting and who are not up for re-election this year. Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 28.

				Committees

Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class III Directors serving until 2024:
Catherine L. Clegg Former Vice President, Workforce Strategy, Global Human Resources of General Motors Company	63	2019				C
Debra Fine Chair and Founder of Fine Capital Partners	63	2021		F
Anthony R. Taccone Founding Partner and Co-Owner of First River LLC	62	2018			C

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				Committees

Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class I Directors serving until 2025:
Denis Turcotte Managing Partner and Chief Operating Officer – Private Equity Group of Brookfield Corporation	61	2015
Michel J. Dumas Former Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc.	64	2018	PI	C, F

AC = Audit Committee    HC = Human Resources and Compensation Committee    PI = Presiding Independent Director

NCG = Nominating and Corporate Governance Committee    C = Committee Chair    F = AC Financial Expert

Board of Directors Snapshot

The following charts and information reflect our Board after giving effect to Mr. Acton’s resignation, Ms. Dunn’s resignation, the Board’s decision to not renominate Mr. Gregory, and the Board’s decision to reduce the size of the Board to eight (8) members effective as of the Annual Meeting assuming that each of the Class II nominees standing for re-election at the Annual Meeting is re-elected.

Board Structure	Committee Composition	Certain Director Key Skills
8 Directors ● 2 – Class I ● 3 – Class II ● 3 – Class III	Board committees are composed entirely of independent directors	● Financial Expertise ● CEO/executive management expertise ● Industry experience

Corporate Governance

The business and affairs of GrafTech are managed under the direction of the Board. The primary function of the Board is oversight. The Board, in exercising its business judgment, acts as an advisor and counselor to senior management and defines and enforces standards of accountability, all with a view to enabling senior management to execute their responsibilities fully and in the best interests of the Company and its stockholders.

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Our Board and Committee Structure

The Board currently consists of ten (10) members. In February 2023, the Board reduced the size of the Board to ten members effective as of Ms. Dunn’s resignation and eight members effective as of the Annual Meeting. If all three Class II director nominees are elected, the Board will consist of eight (8) members. The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee (formerly known as the Compensation Committee). Each of the committees operates under its own written charter adopted by the Board and available on our website.

	Members	Independence	Meetings Held During 2022

Board of Directors	10	7 of 10	12

Audit Committee	4	100%	6

Human Resources and Compensation Committee	3	100%	10

Nominating and Corporate Governance Committee	4	100%	7

GrafTech’s Corporate Governance Guidelines provide that directors are expected to attend Board meetings and meetings of committees on which they serve, to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and to ensure that other existing and future commitments do not materially interfere with their responsibilities as members of the Board.

Corporate Governance Best Practices

● Majority of directors are independent	● Executive sessions of independent and non-management directors

● Majority voting standard and resignation policy for directors in uncontested elections	● Stock ownership requirements for independent directors

● Board committees composed of entirely independent directors	● Annual board and committee self-assessments

● Orientation program for new directors	● Directors encouraged to attend continuing education programs

● Maintain an insider trading policy, which includes a prohibition on hedging securities	● Maintain a review and approval policy for related party transactions

● NEW - Director matrix that includes consideration of self-identified diversity characteristics, such as gender, race and ethnicity

Executive Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. We are again asking you to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with the annual meeting of stockholders to be held in 2024. We also expect to hold the next vote on the frequency of such say-on-pay vote at our

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annual meeting of stockholders to be held in 2025. For more information, please see “Proposal 3 Approve, on an Advisory Basis, our Named Executive Officer Compensation” below.

Compensation Philosophy

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay-for-performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. Under our pay-for-performance philosophy, a substantial component of executive compensation is variable and directly or indirectly tied to Company financial and operational performance. The goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

In addition, our NEO compensation program is designed to be competitive with our peers and allows us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis” section below and the related tables and narratives for more information about the compensation of our NEOs.

We Reward Based On	Key Features

● Company annual performance relative to pre-established financial goals	● No excise tax gross-ups in the event of a change in control

● Long-term stockholder value creation	● Clawback provisions

● No repricing or repurchasing of stock options without stockholder approval

● Double-trigger vesting of long-term equity incentive awards upon change in control

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Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that GrafTech is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its committees meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

To promote full and complete compliance with all applicable corporate governance standards and remain aligned with best practices demonstrated by other similarly situated public companies, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also regularly review guidance and interpretations provided by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Availability of Corporate Governance Materials

You can access our Audit Committee Charter, Human Resources and Compensation Committee Charter, Code of Conduct and Ethics, Corporate Governance Guidelines, and Nominating and Corporate Governance Committee Charter in the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website. You may also request that the above documents be mailed to you by writing to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations.

Board of Directors

Our business and affairs are managed under the direction of our Board. Under our Amended Certificate of Incorporation, the number of directors is fixed by our Board, but will not be fewer than three directors, nor more than eleven (11) directors. The Board currently consists of ten (10) directors.

Our Amended Certificate of Incorporation provides that our Board be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•    the Class I directors are Denis A. Turcotte and Michel J. Dumas, and their terms will expire at the annual meeting of stockholders to be held in 2025;

•    the Class II directors are Brian L. Acton, Jean-Marc Germain, David Gregory, Henry R. Keizer and Marcel Kessler, and their terms will expire at this Annual Meeting; and

•    the Class III directors are Catherine L. Clegg, Debra Fine and Anthony R. Taccone, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. In January 2023, Brian

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L. Acton informed GrafTech that he will not stand for re-election as a director at the Annual Meeting and he will resign from the Board at the Annual Meeting. In addition, in February 2023, Leslie D. Dunn tendered her notice of resignation from the Board effective immediately and the Board decided not to nominate David Gregory for re-election at the Annual Meeting. As a result, the Board re-classified Jean-Marc Germain from Class I into Class II so that each class would consist of nearly an equal amount of directors after giving effect to Mr. Acton’s resignation, Ms. Dunn’s resignation, and the Board’s decision to not renominate Mr. Gregory. The Board also reduced the size of the Board to ten members effective as of Ms. Dunn’s resignation and eight members effective as of the Annual Meeting. If all three Class II director nominees are elected, the Board will consist of eight (8) members.

Given that Brookfield Corporation and its affiliates (collectively, “Brookfield”) no longer own at least 50% of our outstanding common stock, the classification of the Board and the other provisions of the Amended Certificate of Incorporation may be amended only by the affirmative vote of the holders of 66 2/3% or more of the voting power of our outstanding common stock.

If the total number of shares voted in favor of a director nominee in an uncontested election are less than the total number of shares voted against such director nominee, the director nominee will tender his or her resignation immediately after the stockholder meeting and the Board will determine whether to accept the resignation within 90 days of the stockholder meeting.

Our By-Laws provide that the presence of a majority of the total number of directors will be required to constitute a quorum. Our By-Laws provide that the Chairman may or may not be an officer of the Company. While this matter relates to corporate governance, it also relates to succession planning, and it is in the best interests of the Company for the Board to make a determination with respect to this matter on a case-by-case basis as part of the succession planning process. Currently, our Chairman is Denis A. Turcotte and our CEO and President is Marcel Kessler. The Nominating and Corporate Governance Committee will periodically consider the size and structure of the Board and report the results of its review and any recommendations for change to the Board.

Director Independence

Our Board has undertaken a review of the independence of the directors on our Board. Based on this review, the Board has determined that the seven current members of the Board (Michel J. Dumas, Brian L. Acton, Catherine L. Clegg, Debra Fine, Jean-Marc Germain, Henry R. Keizer and Anthony R. Taccone), and former Board member, Leslie D. Dunn, qualify as “independent” under the NYSE listing standards.

In making these determinations, our Board considered any current and prior relationships or transactions that each director has with the Company and other information provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each director and the transactions involving them described in “—Director Compensation Program” and “Certain Relationships and Related Party Transactions.” Our Board considered the Company’s purchases in 2021 and 2022 of access to steel industry research data from a company of which Anthony R. Taccone is a partner. The amounts involved in each case, as well as in the

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aggregate, were well below $120,000. The Board concluded that these transactions would not interfere with Mr. Taccone’s exercise of independent judgment in carrying out the responsibilities of a director and thus did not impair his independence. Our Board also considered Catherine L. Clegg’s director position with Clarios International LP, a Brookfield portfolio company, and determined that the relationship would not interfere with Ms. Clegg’s exercise of independent judgment in carrying out the responsibilities of a director and thus did not impair her independence. The Board also considered that Mr. Keizer serves as a trustee of the BlackRock Multi-Asset Fund Complex where he serves as a director of approximately 150 registered investments companies within the fund complex and as of December 31, 2022 BlackRock then-owned approximately 5.05% of our common stock and that such position did not interfere with his independence.

Committees of the Board of Directors

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee (formerly known as the Compensation Committee). Each of the committees operates under its own written charter adopted by the Board, which are available on our website. The membership and the function of each of the existing committees are described below.

	Audit Committee	Nominating and Corporate Governance Committee	Human Resources and Compensation Committee

Brian L. Acton

Catherine L. Clegg		Chair

Michel J. Dumas	Chair

Debra Fine

Jean-Marc Germain

David Gregory

Henry R. Keizer

Marcel Kessler

Anthony R. Taccone			Chair

Denis A. Turcotte

Audit Committee

The Audit Committee:

•    appoints the independent auditor annually; monitors the quality of the work of the independent auditor, monitors their independence and replaces them as necessary in the sole judgment of the committee; pre-approves the audit plan (including services relating to internal controls over financial reporting), any proposed audit-related, tax and other services and pre-approves all related compensation; reviews with the auditor the results of the annual audit; reviews with the auditor any review of the quarterly financial statements that the committee may direct the auditor to perform;

•    approves the annual corporate audit services plan and budget; reviews with the senior corporate audit services executive the results of the audit work at least annually and more

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frequently as provided in the policy for reporting financial accounting and auditing concerns, as approved by the committee; at least annually reviews the performance of the corporate audit services team;

•	reviews and discusses with management and the independent auditor the annual audited financial statements and the adequacy of the internal control over financial reporting;

•

discusses with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any material changes in our selection or application of accounting principles, any significant issues (“material weaknesses” or “significant deficiencies,” as such terms are defined in the Sarbanes-Oxley Act of 2002) as to the adequacy of our accounting controls and any remediation used in connection with any such issues;

•	oversees company policies and practices with respect to financial risk assessment and risk management, including cybersecurity issues; and

•	regularly reports its work to the Board.

Our Board has determined that (i) Michel J. Dumas, Brian L. Acton, Debra Fine and Henry R. Keizer are independent directors, (ii) each director appointed to the Audit Committee is financially literate and (iii) Michel J. Dumas, Debra Fine and Henry Keizer are our Audit Committee financial experts. During fiscal year 2022, our Audit Committee held six meetings. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

•	reviews and assesses the adequacy of the corporate governance guidelines applicable to us at least annually and recommends to us any revisions;

•	reviews and makes recommendations to the Board regarding the size and structure of the Board;

•	determines the process for the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results;

•	reviews and makes recommendations to the Board regarding leadership and membership of committees of the Board;

•	develops and administers the process and criteria for selecting new directors and nominees for vacancies on the Board and candidates for Board membership;

•	reviews succession planning for the CEO and our other senior executives, and reports on such matters to the Board;

•	reviews and approves, as appropriate, the compensation of our non-employee directors;

•	considers at least annually the independence of directors; and

•	regularly reports its work to the Board;

Our Board has determined that Catherine L. Clegg, Michel J. Dumas, Henry R. Keizer and Anthony R. Taccone are independent directors. During fiscal year 2022, our Nominating and Corporate

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Governance Committee held seven meetings. Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee:

•    reviews and approves, at least annually, the compensation of the CEO and of our other senior executives;

•    conducts evaluation of the CEO;

•    grants awards under, and otherwise administers, our stock incentive plan, and approves and administers any other compensation plan in which our executive officers participate;

•    retains compensation consultants and obtains advice from internal or external advisors, as necessary;

•    prepares the annual Compensation Committee Report on executive compensation for our proxy statement; and

•    regularly reports its work to the Board.

Our Board has determined that Anthony R. Taccone, Brian L. Acton, and Jean-Marc Germain are independent directors. During fiscal year 2022, our Human Resources and Compensation Committee held 10 meetings. Our Human Resources and Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards. For more information about the roles our executive officers and the compensation consultant to the Human Resources and Compensation Committee have in determining or recommending executive compensation, please see the “Compensation Discussion and Analysis” (“CD&A”) disclosure below. For more information about our director compensation program, please see the “Director Compensation Program” disclosure below.

Compensation Committee Interlocks and Insider Participation

None.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the listing standards of the NYSE. Any waiver or amendment of this code for executive officers or directors (i) may be made only by the Audit Committee, (ii) will be promptly disclosed as required by applicable U.S. federal securities laws and the listing standards of the NYSE and (iii) will be available in the “Investors” section of our website, www.graftech.com.

Board Meetings

During fiscal 2022, our Board held 12 meetings, including regularly scheduled and special meetings. Our directors’ average attendance was 95%, and each current director as well as former director, Leslie D. Dunn, attended at least 75% of the aggregate number of 2022 meetings of our Board and the committees on which he or she served. We encourage, but do not require, our directors to attend each annual meeting of stockholders. All of our then-current directors attended the 2022 annual meeting of stockholders.

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Director Skills and Qualifications Criteria

The Nominating and Corporate Governance Committee reviews at least annually the skills, qualifications and characteristics for election of new and continuation of existing directors. The criteria considered in selecting director nominees reflect applicable law, the listing standards of the NYSE, the terms of the Stockholder Rights Agreement, as well as a candidate’s integrity, strength of character, judgment, business experience, specific areas of expertise, ability to devote sufficient time to attendance at and preparation for Board meetings, factors relating to the composition of the Board (including its size and structure) and principles of diversity. The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders for membership on the Board. If a stockholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of the Corporate Secretary, GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, Ohio 44131. Stockholders proposing director nominations must comply with the advance notice and specific information requirements in our Amended and Restated By-Laws (“By-Laws”), which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and director nominee. In addition, each director nominee proposed by a stockholder must deliver a statement whether he or she agrees to, promptly following the stockholder meeting at which such nominee is elected or re-elected, tender an irrevocable advance resignation in accordance with our By-Laws and Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee maintains a Board of Directors Diversity Policy, which illustrates its attention and desire to preserve an environment free from discrimination on the basis of, among other things, race, color, religion, nationality, age and gender. The Nominating and Corporate Governance Committee and the Board intend to nominate an under-represented candidate for election to the Board at the 2024 annual meeting of stockholders expected to be held in May 2024 or appoint to the Board an under-represented candidate prior to the 2024 annual meeting of stockholders.

The Nominating and Corporate Governance Committee recommends to the Board all nominees to be proposed by the Company for election to the Board, as well as actions with respect to individuals nominated by third parties.

Directors whose positions, responsibilities or commitments change materially after they were elected to the Board are required to inform the Nominating and Corporate Governance Committee and volunteer to resign from the Board so that the Nominating and Corporate Governance Committee may have an opportunity to review the appropriateness of continued membership under the circumstances, including with respect to independence, and make recommendations to the Board, which could accept the volunteered resignation but need not do so.

Directors are expected to serve on at most a limited number of other public company boards. Prior to accepting an invitation to serve on another public company board, directors must advise the Nominating and Corporate Governance Committee and must receive written confirmation from the head of the legal department that there are no legal or regulatory impediments to such service.

The Nominating and Corporate Governance Committee leads the effort to identify and recruit candidates to join the Board. The Nominating and Corporate Governance Committee utilizes a variety of methods and processes to identify potential director candidates, including through reputable third-party search firms, unsolicited recommendations from other third-party search firms, and referrals from current or past members of the Board. In this context, the Nominating and Corporate Governance Committee’s view is that the Board should reflect a balance between the experience that comes with

14 / GrafTech International Ltd. | 2023 Proxy Statement

longevity of service on the Board and the need for renewal and fresh perspectives. As such, the Nominating and Corporate Governance Committee does not support mandatory director term limits as a mandatory Board turnover mechanism. However, in order to encourage Board refreshment, generally directors will not be up for re-election when their class is otherwise up for re-election for a new three-year term if they are 75 or over or will reach the age of 75 within such term. The Nominating and Corporate Governance Committee and the Board, in their respective exercise of discretion, may elect to waive this guideline and renominate a director regardless of his or her age. The Nominating and Corporate Governance Committee does believe that periodically adding new voices to the Board can help the Company adapt to a changing business environment and Board renewal continues to be a priority.

Director Orientation and Continuing Education

All new directors participate in an orientation program (the “Orientation Program”) reasonably promptly after they are elected. The Orientation Program includes presentations by senior management and internal and independent auditors to familiarize new directors with strategic plans, significant financial, accounting and risk management issues and compliance programs (including the Company’s Code of Conduct and Ethics and other applicable policies). In addition, the Orientation Program can include visits to headquarters and, to the extent practical, certain of the significant facilities of the Company. All other directors are welcome to attend the Orientation Program.

All directors are also encouraged to participate in Continuing Education Programs offered by the NYSE and other organizations, and the Company will reimburse directors for reasonable costs associated therewith.

Director Compensation Program

Our non-employee directors receive compensation for service on the Board. The Human Resource and Compensation Committee has historically been responsible for reviewing and making recommendations to the Board regarding the compensation for our non-employee directors. As of November 2022, this responsibility is now under the purview of the Nominating and Corporate Governance Committee. In 2022, the director compensation program underwent a review, in consultation with our compensation consultant. All of our non-employee directors are paid under the same compensation program, except as noted below with respect to the Brookfield directors. Our non-employee directors’ out-of-pocket business travel and accommodation expenses are reimbursed. Directors who are employees of the Company do not receive any additional compensation for service on our Board.

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From January 1, 2022 through September 30, 2022, the director compensation program was as follows:

Description	Annual Fee*

Non-Employee Director Retainer	$150,000

Chairman of the Board Retainer	$100,000

Presiding Independent Director Retainer	$20,000

Audit Committee Chair Retainer	$20,000

Human Resources and Compensation Committee Chair Retainer	$15,000

Nominating and Corporate Governance Committee Chair Retainer	$15,000

Audit Committee Member Retainer (other than the Chair)	$10,000

Human Resources and Compensation Committee Member Retainer (other than the Chair)	$5,000

Nominating and Corporate Governance Committee Member Retainer (other than the Chair)	$5,000

* Fee paid in quarterly installments in arrears.

In November 2022, the Nominating and Corporate Governance Committee and the Board approved a $50,000 increase in the non-employee director retainer resulting in the retainer increasing from $150,000 to $200,000, effective as of October 1, 2022. Effective October 1, 2022, the director compensation program was as follows:

Description	Annual Fee*

Non-Employee Director Retainer	$200,000

Chairman of the Board Retainer	$100,000

Presiding Independent Director Retainer	$20,000

Audit Committee Chair Retainer	$20,000

Human Resources and Compensation Committee Chair Retainer	$15,000

Nominating and Corporate Governance Committee Chair Retainer	$15,000

Audit Committee Member Retainer (other than the Chair)	$10,000

Human Resources and Compensation Committee Member Retainer (other than the Chair)	$5,000

Nominating and Corporate Governance Committee Member Retainer (other than the Chair)	$5,000

* Fee paid in quarterly installments in arrears.

The Brookfield designated directors do not personally receive any compensation for their service as directors. However, pursuant to the Stockholder Rights Agreement, Brookfield is reimbursed for the services of the Brookfield designated directors for (1) cash compensation consistent with the compensation received by other non-employee members of the Board and (2) to the extent a Brookfield designated director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board.

16 / GrafTech International Ltd. | 2023 Proxy Statement

In December 2022, the Nominating and Corporate Governance Committee and Board reviewed and revised the director compensation program effective January 1, 2023. Under the revised director compensation program, the non-employee director annual retainer is now comprised of two components: (i) a cash retainer in the amount of $100,000 and (ii) a Restricted Stock Unit (“RSU”) grant in the amount of $100,000. The RSUs will be granted immediately after the conclusion of our annual meeting each year and generally vest in full on the six-month anniversary of the grant date. Directors who receive RSUs may elect to defer their receipt of the RSUs, in which case they will be awarded instead with deferred RSUs under the Omnibus Equity Incentive Plan (“Equity Plan”). The deferred RSUs can be settled in one of two ways as elected by the director: (i) as soon as practicable following the date of termination of the director’s service in a single lump sum or (ii) in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the director’s service.

Our non-employee directors received the following compensation for service on our Board in 2022.

2022 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Denis A. Turcotte	—	—	262,500	262,500

Brian L. Acton(5)	88,750	88,750	—	177,500

Catherine L. Clegg(5)	88,750	88,750	—	177,500

Michel J. Dumas(5)(6)	103,750	103,750	—	207,500

Leslie D. Dunn(5)(7)	101,250	86,250	—	187,500

Debra Fine(5)(7)	101,250	86,250	—	187,500

Jean-Marc Germain(5)(7)	163,125	19,375	—	182,500

David Gregory	—	—	162,500	162,500

Henry R. Keizer(5)(7)	108,750	88,750	—	197,500

Anthony R. Taccone(5)	91,250	91,250	—	182,500

(1)

Mr. Rintoul and Mr. Kessler are not included in this table as Mr. Rintoul and Mr. Kessler were Company employees in 2022 and did not receive any additional compensation for service as a director. The compensation that was paid to Mr. Rintoul and Mr. Kessler as Company employees is shown in the Summary Compensation Table and our other Executive Compensation disclosures below.

(2)

Other than the $15,000 Ms. Fine received for service on a special committee, Mr. Acton and Mses. Clegg and Fine chose to defer all of their cash fees, or $177,500, $177,500 and $172,500, respectively, into deferred share units (“DSUs”) pursuant to the Director Deferred Fee Plan (described below), receiving 30,985, 30,985 and 30,126 DSUs, respectively. Mr. Taccone chose to defer 90% of his first quarter 2022 cash fees and 75% of his second, third and fourth quarter 2022 cash fees, or $143,250, into DSUs pursuant to the Director Deferred Fee Plan, receiving 24,546 DSUs. Prior to such elective deferrals, each of these directors was already subject to receiving fifty percent of his or her annual retainer in fully-vested DSUs granted under the Equity Plan for these purposes.

(3)

Each of the directors other than the Brookfield designated directors and Mr. Germain was subject to receiving fifty percent of his or her annual retainer in fully-vested DSUs under the Equity Plan in accordance with our Director Stock Ownership Guidelines (as further described below). Mr. Germain was only subject to receiving fifty percent of his first quarter retainer payment in fully-vested DSUs under the Equity Plan as he met the then stock ownership threshold under our Stock Ownership Guidelines then in effect. These amounts reflect the aggregate grant date fair value pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of DSUs granted under our Equity Plan in accordance with our Director Stock Ownership Guidelines. Additional details on accounting for stock-based compensation can be found in Note 3, Stock-Based Compensation to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022.

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(4)	Represents amounts paid to Brookfield for services of the Brookfield designated directors under the terms of the Stockholder Rights Agreement.
(5)

As of December 31, 2022, Mses. Clegg, Dunn and Fine and Messrs. Acton, Dumas, Germain, Keizer and Taccone held a total of 70,343, 25,254, 33,296, 82,635, 53,614, 3,547, 17,108 and 54,895 DSUs, respectively, which includes accrued dividend equivalents credited as additional DSUs.

(6)

Mr. Dumas received his fees earned or paid in cash in the form of Canadian Dollars (“CAD”). The fees earned or paid in cash amount for Mr. Dumas is shown in United States Dollars (“USD”) using a foreign currency exchange rate of 0.80 CAD/USD, 0.78 CAD/USD, 0.73 CAD/USD and 0.74 CAD/USD for the first, second, third and fourth quarterly installments, respectively.

(7)

Messrs. Germain and Keizer and Mses. Dunn and Fine each received fees earned or paid in cash in the amount of $15,000, $20,000, $15,000, $15,000, respectively, for service on a special committee in their roles as non-employee directors.

Director Deferred Fee Plan for Non-Employee Directors

We maintain an Amended and Restated GrafTech International Ltd. Director Deferred Fee Plan (as amended, the “Director Deferred Fee Plan”), which provides non-employee directors (other than Brookfield designated directors) (“Eligible Directors”) with the opportunity to defer payment of cash retainer fees paid for service on the Board and any committees, at their election (subject to our Director Stock Ownership Guidelines described below). Newly-elected Eligible Directors are required to make an election to defer payment of cash fees prior to their appointment on the Board, while existing Eligible Directors are required to make their election by December 17th prior to the beginning of the next calendar year. The director year under the Director Deferred Fee Plan generally begins on April 1st and continues through March 31st of the succeeding year; provided, however, that beginning in 2024 the director year will begin on January 1st. An Eligible Director who chooses to have any portion of their cash fees deferred will have an account established in which the fees that would have been paid to the Eligible Director shall instead be credited with DSUs, the number which shall be determined by dividing (i) the amount of fees payable on such date they are deferred by (ii) the closing price of one share of our common stock as reported on the NYSE on such date. All DSUs will accrue dividend equivalents that will be credited to the Eligible Director as additional DSUs. The DSUs shall be fully vested and nonforfeitable at all times. All whole DSUs will be settled in shares of our common stock after the Eligible Director’s termination of service on the Board while any fractional DSUs will be settled in cash.

The Director Deferred Fee Plan was further amended and restated in December 2022, with such amendments taking effect on April 1, 2023. The amendments, among other things, permit an Eligible Director to defer the settling of the DSUs in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the Eligible Director’s service (in the alternative to settling such DSUs as soon as practicable following the date of termination of service as an Eligible Director in a single lump sum). The amendments also revise the director year in 2024 as described above.

Director Stock Ownership Guidelines

The director stock ownership guidelines were reviewed and revised by the Board in December 2022. Under the revised guidelines, effective December 1, 2022, independent directors are required, within five years of the later of December 1, 2022 and joining the Board, to acquire shares or share equivalents of the Company having an aggregate value equal to at least $600,000 (the “Stock Threshold”). DSUs, RSUs and deferred RSUs will count towards the Stock Threshold. Any common stock received upon the vesting of RSUs must be held and may not be sold until the Stock Threshold is met. The Stock Threshold will be calculated each year on December 1st and in the event that a director who previously met the Stock Threshold no longer does, that director will need to acquire more common stock or, to the extent determined by the Board, elect to receive a portion of his or her total

18 / GrafTech International Ltd. | 2023 Proxy Statement

cash director fees in DSUs for the following director year in order to satisfy the Stock Threshold by the following December. As of March 15, 2023, all of the directors were in compliance with the stock ownership guidelines or are expected to meet the stock ownership guidelines in the prescribed time frame.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework: management regularly provides to the Board updated information concerning strategic, operational and emerging risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our Audit Committee, which is made up solely of independent directors who have had extensive experience in providing strategic and advisory services to other companies, assists the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment.

The Audit Committee:

•	Has primary responsibility for assisting the Board with risk oversight for the Company;

•	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company, cybersecurity issues and the resolution of any ethics issues; and

•

Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

The Human Resources and Compensation Committee:

•	Reviews and balances risk in our executive compensation practices, programs and policies; and

•

Annually assesses the Company’s compensation programs to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

The Nominating and Corporate Governance Committee:

•	Oversees risks associated with Board and committee composition, including the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent

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directors to evaluate our risks and our risk management and assessment policies, including through the fully independent Audit Committee, with ultimate oversight by the full Board. In particular, the Human Resources and Compensation Committee has determined that none of our executive compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

Communications from Stockholders and Other Interested Parties

The Company values your feedback. Any stockholder or interested party who desires to contact the Company’s Chairman, the Presiding Independent Director, the independent or non-management directors as a group or the other members of the Board may do so by writing to the Corporate Secretary, GrafTech International Ltd., at 982 Keynote Circle, Brooklyn Heights, Ohio 44131, Attention: Corporate Secretary. Any such communication should state the number of shares owned, if applicable. The Corporate Secretary will forward to the Chairman any such communication addressed to the Chairman, the independent or non-employee Directors as a group or to the Board generally, and will forward such communication to other Board members, as appropriate, provided that such communication addresses a legitimate business issue. Any communication relating to accounting, auditing or fraud will be forwarded immediately to the Chair of the Audit Committee.

Certain Relationships and Related Party Transactions

Under SEC rules, a related person is an executive officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. We have a written related party transaction policy, pursuant to which directors (including director nominees), executive officers and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved. Our head of legal reports these transactions to the Audit Committee of the Board, which is responsible for evaluating each related party transaction and, if necessary, making a recommendation to the disinterested members of the Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

Other than the transactions described below, since January 1, 2022, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

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Brookfield Transactions

We have engaged in transactions with Brookfield since January 1, 2022. These transactions include ongoing obligations under the Registration Rights Agreement (as defined below), Stockholder Rights Agreement and Tax Receivable Agreement (as defined below), each with Brookfield.

Registration Rights Agreement

We and Brookfield entered into a registration rights agreement (the “Registration Rights Agreement”) in connection with our April 2018 initial public offering (“IPO”). The Registration Rights Agreement provides Brookfield with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock or any of our debt securities held by it, subject to certain conditions and limitations. Brookfield is entitled to a limited number of demand registrations. In addition, in the event that we register additional shares of common stock or debt securities for sale to the public, we will be required to give notice of such registration to Brookfield of our intention to effect such a registration, and, subject to certain limitations, include any shares of common stock or debt securities requested to be included in such registration held by it. We will be required to bear the registration expenses, other than underwriting discounts and commissions, associated with any registration of shares of common stock or debt securities pursuant to the Registration Rights Agreement. The agreement includes customary indemnification provisions in favor of Brookfield, its affiliates, directors and officers against certain losses and liabilities (including reasonable legal expenses) resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Brookfield sells shares of our common stock or our debt securities, unless such liability arose from Brookfield’s misstatement or omission and Brookfield has agreed to indemnify us against losses caused by its misstatements or omissions, subject to certain limitations.

Stockholder Rights Agreement

We and Brookfield entered into the Stockholder Rights Agreement in connection with our IPO. The Stockholder Rights Agreement expires once Brookfield ceases to own any of our common stock. On November 6, 2019, we and Brookfield amended the Stockholder Rights Agreement to reimburse Brookfield for the services of the Brookfield directors for (a) cash compensation consistent with the compensation received by other non-management members of the Board and (b) to the extent a Brookfield director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board.

Tax Receivable Agreement

We and Brookfield entered into a tax receivable agreement (the “Tax Receivable Agreement”) in connection with our IPO. The Tax Receivable Agreement provides the right to receive future payments from us to certain of our pre-IPO stockholders (the “Existing Stockholders”) of 85% of the amount of cash savings, if any, in U.S. federal income tax and Swiss tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our IPO, including certain federal net operating losses (“NOLs”), previously taxed income under Section 959 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), foreign tax credits, and certain NOLs in GrafTech Switzerland S.A. (collectively, the “Pre-IPO Tax Assets”). In addition, we will pay interest on the payments we make to the Existing Stockholders with respect to the amount of this cash savings from the due date (without extensions) of our tax return where we realize this savings to the payment date at a rate equal to LIBOR plus 1.00% per annum.

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For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced on April 23, 2018 and will continue until there is no potential for any future tax benefit payments.

Our counterparties under the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the Tax Receivable Agreement that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our subsidiaries’ use of Pre-IPO Tax Assets, as of December 31, 2022, we expect that, based on current tax laws, payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will total approximately $70 million. This figure does not account for our Pre-IPO Tax Assets attributable to previously taxed income under Section 959 of the Code, the value of which is highly speculative, and certain NOLs in GrafTech Switzerland S.A., which we expected to have nominal value at the time of our IPO. As of December 31, 2022, we have made payments of approximately $53.6 million related to the Tax Receivable Agreement. We expect that, based on current tax laws, future payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will be approximately $15.6 million in the aggregate.

Any future changes in the utility of the Pre-IPO Tax Assets will impact the amount of the liability that will be paid to the Existing Stockholders. Changes in the utility of these Pre-IPO Tax Assets will be recorded in the provision for income taxes and any changes in the obligation under the Tax Receivable Agreement will be recorded in other (income) expense, net. We plan to use cash flow from operations and availability under our credit facilities to fund this obligation.

If we undergo a Change of Control (as defined in the Tax Receivable Agreement), the Tax Receivable Agreement will terminate and we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a Change of Control, we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement attributable to the Pre-IPO Tax Assets of such subsidiary that is sold or disposed of, applying the assumptions described above.

The Tax Receivable Agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all of our payments and other obligations under the Tax Receivable Agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the Tax Receivable Agreement.

Certain transactions by the Company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the Tax Receivable Agreement

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with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the Tax Receivable Agreement, would be required to make a payment to the Existing Stockholders even though we receive no cash from such income.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for specified reasons, such payments will be deferred and will accrue interest at a rate of LIBOR plus 1.00% per annum until paid.

In the event that any determinations must be made under or any dispute arises involving the Tax Receivable Agreement, the Existing Stockholders will be represented by Brookfield Capital Partners IV GP, Ltd. In any such instance, should any representatives of Brookfield Capital Partners IV GP then be serving on our Board, such directors will be excluded from decisions of the Board related to the relevant determination or dispute.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires our directors, officers and beneficial owners of 10% or more of our shares of common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports that were required to be filed under Section 16(a) during 2022 were timely filed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 15, 2023 regarding the beneficial ownership of our common stock by:

•    each person or group who beneficially owns more than 5% of our outstanding shares of common stock;

•    each of our named executive officers;

•    each of our directors and director nominees; and

•    all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable or awards payable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the

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percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 256,678,298 shares of common stock issued and outstanding on March 15, 2023. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131.

	As of March 15, 2023

Name	Number of shares	Percentage of shares

5% Stockholders

Brookfield Corporation(1)	63,974,578	24.92%

FMR LLC(2)	35,678,529	13.90%

The Vanguard Group(3)	24,273,794	9.46%

Grantham, Mayo, Van Otterloo & Co. LLC(4)	15,012,811	5.85%

Named Executive Officers and Directors

Denis A. Turcotte	—	—

Brian L. Acton(5)(6)	95,980	*

Catherine L. Clegg(5)	78,669	*

Michel J. Dumas(5)	58,379	*

Debra Fine(5)	41,375	*

Jean-Marc Germain(5)(6)	43,553	*

David Gregory	—	—

Henry R. Keizer(5)(6)	25,244	*

Marcel Kessler	—	—

Anthony R. Taccone(5)(6)	70,036	*

David J. Rintoul(7)	741,273	*

Timothy K. Flanagan(8)	17,942	*

Jeremy S. Halford(9)	224,922	*

Iñigo Perez Ortiz(10)	125,015	*

Gina K. Gunning(11)	196,221	*

All Current Executive Officers and Directors as a Group (14 Persons)	977,336	*

*  Less than 1%

(1)     BCP IV GrafTech Holdings LP (“BCP IV”) directly holds an aggregate of 63,827,726 shares of common stock. BCP IV Bermuda Investor LP (“BCP Bermuda”) directly holds an aggregate of 527 shares of common stock. BPE IV (Non-Cdn) GP LP, for itself and as nominee for BCP IV (US Plan) LP, BCP IV (UK Plan) LP, BCP IV (Cdn Plan) LP and BCP IV Bermuda Investor LP (collectively, “BPE IV”) directly holds an aggregate of 146,325 shares of common stock. Brookfield Corporation (“BC”), by virtue of its relationships

24 / GrafTech International Ltd. | 2023 Proxy Statement

with these entities, may be deemed to share beneficial ownership of all of these shares. BPE IV (Non-Cdn) GP LP, Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings LP, Brookfield Private Equity Inc. and BC, by virtue of their relationships with BCP IV, may be deemed to share beneficial ownership in the shares held directly by BCP IV. Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings LP, Brookfield Private Equity Inc. and BC, by virtue of their relationships with BPE IV (Non-Cdn) GP LP, BCP IV (UK Plan) LP, BCP IV (Cdn Plan) LP and BCP IV Bermuda Investor LP, may be deemed to share beneficial ownership in the shares held directly by BPE IV (Non-Cdn) GP LP for itself and as nominee for BCP IV (UK Plan) LP, BCP IV (Cdn Plan) LP and BCP IV Bermuda Investor LP. Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BC, by virtue of their relationships with BCP IV (US Plan) LP, may be deemed to share beneficial ownership in the shares held directly by BPE IV (Non-Cdn) GP LP as nominee for BCP IV (US Plan) LP. Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings LP, Brookfield Private Equity Inc. and BC by virtue of their relationships with BCP Bermuda, may be deemed to share beneficial ownership in the shares held directly by BCP Bermuda. Each of the Brookfield entities disclaims beneficial ownership of all shares of common stock, except to the extent of any indirect pecuniary interest therein. The address of each of the Brookfield entities listed above, except Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BCP IV (US Plan) LP is c/o Brookfield Corporation, 181 Bay Street, Suite 300, Bay Wellington Tower, Toronto, ON M5J 2T3. The address of each of Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BCP IV (US Plan) LP is: 200 Vesey Street, New York, NY 10281-1023.

(2)     Based on a Schedule 13G/A filed on February 9, 2023 by FMR LLC (“Fidelity”), Fidelity owned 35,678,529 shares of common stock at December 30, 2022. Of the total shares, Fidelity had sole voting power over 35,677,043 of the shares, sole dispositive power over 35,678,529 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of Fidelity is 245 Summer Street, Boston, Massachusetts 02210.

(3)     Based on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group (“Vanguard”), Vanguard owned 24,273,794 shares of common stock at December 30, 2022. Of the total shares, Vanguard had sole voting power over none of the shares, sole dispositive power over 23,705,691 of the shares, shared voting power over 381,649 of the shares and shared dispositive power over 568,103 of the shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)     Based on a Schedule 13G filed on February 13, 2023 by Grantham, Mayo, Van Otterloo & Co. LLC (“Grantham”), Grantham owned 15,012,811 shares of common stock at December 30, 2022. Of the total shares, Grantham had sole voting power over 15,012,811 of the shares, sole dispositive power over 15,012,811 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of Grantham is 40 Rowes Wharf, Boston, MA 02110.

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(5)

Brian L. Acton, Catherine L. Clegg, Michel J. Dumas, Debra Fine, Jean-Marc Germain, Henry R. Keizer and Anthony R. Taccone beneficially own 90,980, 78,669, 58,379, 41,375, 3,553, 21,244 and 61,286 DSUs, including estimated dividend equivalents, respectively. Each DSU represents a contingent right to receive one share of our common stock. Dividend equivalent DSUs to be granted on March 31, 2023 are estimated using a $6.54 closing price of our common stock on March 31, 2023 and actual amounts will depend on the closing price on the dividend payment date, March 31, 2023. The DSUs are fully vested and will be settled in shares of common stock as soon as practicable after the director terminates service on the Board.

(6)	Brian L. Acton, Jean-Marc Germain, Henry R. Keizer and Anthony R. Taccone also beneficially own 5,000, 40,000, 4,000 and 8,750 shares of our common stock, respectively.

(7)	David J. Rintoul resigned from his position as CEO and President on June 30, 2022. Includes options to purchase 603,670 shares.

(8)	Includes options to purchase 7,516 shares.

(9)	Includes options to purchase 138,925 shares.

(10)	Includes options to purchase 74,886 shares.

(11)	Includes options to purchase 140,242 shares.

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Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities. “Hedging transactions” or “monetizing transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments (such as prepaid variable forwards, equity swaps, collars and exchange funds) or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, often in exchange for all or part of the potential for upside appreciation in these securities. Because hedging transactions might permit an executive officer, director or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging or monetization transactions are prohibited.

We also prohibit our executive officers, directors and other employees from engaging in put, call or other derivative transactions relating to our securities on an exchange or in any other organized market. A put is an option or right to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Because a transaction in options in our securities would, in effect, be a bet on the short-term movement of our securities and may also focus attention on short-term performance at the expense of our long-term objectives, our executive officers, directors and other employees are prohibited from engaging in such transactions. Additionally, our executive officers, directors and other employees are also prohibited from engaging in short sales of our securities. A short sale of a security is the sale of a security that the seller does not own. Because a short sale of our securities would, in effect, be a bet that the value of the security will decline, allowing a short sale could create perverse incentives for the seller.

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Proposal 1 Elect Three Directors for a Three-Year Term or Until Their Successors Are Elected and Qualified

Under our Amended Certificate of Incorporation, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by the majority of directors then in office. The number of members will not be fewer than three directors, nor more than eleven directors. The Amended Certificate of Incorporation further provides that the directors shall be divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Directors are elected by stockholders for terms of three years and hold office until their successors are duly elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring.

Our Board currently consists of ten (10) members and is divided into three classes of directors, with Class I containing two directors, Class II containing five directors, and Class III containing three directors. The terms of the directors in Class II expire at this Annual Meeting. Our current Class II directors are Brian L. Acton, Jean-Marc Germain, David Gregory, Henry R. Keizer, and Marcel Kessler.

In January 2023, Brian L. Acton informed GrafTech that he will not stand for re-election as a director at the Annual Meeting and he will resign from the Board at the Annual Meeting. In addition, in February 2023, Leslie D. Dunn tendered her notice of resignation from the Board effective immediately and the Board decided not to nominate David Gregory for re-election at the Annual Meeting. As a result, the Board re-classified Jean-Marc Germain from Class I into Class II so that each class would consist of nearly an equal amount of directors after giving effect to Mr. Acton’s resignation, Ms. Dunn’s resignation, and the Board’s decision to not renominate Mr. Gregory. The Board also reduced the size of the Board to ten members effective as of Ms. Dunn’s resignation and eight members effective as of the Annual Meeting. If all three Class II director nominees are elected, the Board will consist of eight (8) members.

Jean-Marc Germain, Henry R. Keizer and Marcel Kessler are standing for re-election at the Annual Meeting as Class II directors. Each of these director nominees were recommended for nomination to the Board by the Nominating and Corporate Governance Committee.

If elected, Messrs. Germain, Keizer and Kessler will hold office for a three-year term until the 2026 Annual Meeting and or until their successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

Required Vote

Our By-Laws require that each director receive a majority of the votes properly cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). As the election of directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results.

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If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continues to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each director must submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect him or her and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results are certified, the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED BELOW TO SERVE A THREE-YEAR TERM OR UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

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Nominees for Re-Election and Incumbent Directors

Relevant information about each director appears below, including certain information regarding our directors’ individual experience, qualifications, attributes and skills, and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.

NOMINEES FOR RE-ELECTION AS CLASS II MEMBERS OF THE BOARD OF DIRECTORS – Current Term Expiring at the 2023 Annual Meeting

Jean-Marc Germain
Chief Executive Officer of Constellium SE Director Since: 2021 Age: 57 Committee: Human Resources and Compensation

Mr. Germain was elected to the Board in October 2021. Mr. Germain has served as Chief Executive Officer of Constellium SE (NYSE: CSTM), a designer and manufacturer of a broad range of innovative rolled and extruded aluminum products serving primarily the packaging, aerospace and automotive end-markets, since July 2016, and executive director of the board of Constellium since June 2016. Prior to joining Constellium, Mr. Germain was Chief Executive Officer of Algeco Scotsman, a Baltimore-based leading global business services provider focused on modular space and secure portable storages. Previously, Mr. Germain held numerous leadership positions in the aluminum industry, including senior executive roles in operations, sales and marketing, financial planning and strategy with Pechiney, Alcan and Novelis. His last position with Novelis from 2008 to 2012 was as President for North American operations. Earlier in his career, he held a number of international positions with Bain & Company and GE Capital. Mr. Germain is a graduate of Ecole Polytechnique in Paris, France and a dual French and American citizen. As Chief Executive Officer of Constellium, Mr. Germain is qualified to serve on the Board primarily as a result of his extensive financial and management experience for a global manufacturer in a complementary industry.

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Henry R. Keizer
Former Deputy Chairman and Chief Operating Officer of KPMG Director Since: 2021 Age: 66 Committees: Audit and Nominating and Corporate Governance

Mr. Keizer was elected to the Board in October 2021. Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International, or KPMGI, a role from which he retired in December 2012. KPMGI is a professional services organization that provides audit, tax and advisory services in approximately 150 countries. Mr. Keizer previously held a number of senior leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010 and U.S. Vice Chairman of Audit from 2005 to 2010.

Mr. Keizer currently serves as Chairman of the Board of Sealed Air Corporation and as a trustee of the BlackRock Multi-Asset Fund Complex where he serves as a director and audit committee chair of approximately 150 registered investment companies within the fund complex. He previously served as Chairman of the Board of Hertz Global Holdings, Inc. and The Hertz Corporation from 2015 to 2021; a director and audit committee chair of WABCO Holdings Inc. from 2015 until it was sold in May 2020; and as a director and audit committee chair of MUFG Americas Holdings, Inc. and MUFG Union Bank, a financial and bank holding company, from 2014 to 2016. Mr. Keizer was also a director of the American Institute of Certified Public Accountants from 2008 to 2011.

Mr. Keizer holds a Bachelor’s degree in Accounting, summa cum laude, from Montclair State University, New Jersey.

Mr. Keizer has significant management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a director of multiple public and private companies. Mr. Keizer, a certified public accountant, has extensive knowledge and understanding of financial accounting, internal control over financial reporting and auditing standards from his many years of experience and key leadership positions he held with KPMG. Mr. Keizer also has over four decades of diverse industry perspective gained through advising companies engaged in manufacturing, banking, insurance, consumer products, retail, and technology.

Marcel Kessler
Chief Executive Officer and President of GrafTech International Ltd. Director Since: 2022 Age: 56 Committees: None

Mr. Kessler became Chief Executive Officer and President and was elected to the Board in July 2022. Prior to joining the Company, Mr. Kessler previously served as the President and Chief Executive Officer of Pason Systems Inc. (TSX: PSI) (“Pason”), a global provider of specialized data management systems for oil and gas drilling, from 2011 to 2020, and has been a director of Pason since 2012 and is currently serving as the Chairman of the Board of Directors of Pason. Before joining Pason in 2011, Mr. Kessler was President, North America, of Exploration Logistics Group, an assistance, medical, safety and security solutions provider, President and Chief Executive Officer of CCR Technologies, a provider of solvent reclaiming services, and was a Partner at McKinsey & Company, a management consulting firm. Mr. Kessler holds a master’s degree in Engineering with Distinction from the Swiss Federal Institute of Technology and a master’s degree in Finance from the London Business School. Mr. Kessler is qualified to serve on the Board primarily as a result of his insights from his experience as GrafTech’s current Chief Executive Officer and President and his ability to provide guidance, operational knowledge, and management perspective to the Board.

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CLASS III MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2024 Annual Meeting

Catherine L. Clegg
Former Vice President, Workforce Strategy, Global Human Resources of General Motors Company Director Since: 2019 Age: 63 Committee: Nominating and Corporate Governance (Chair)

Ms. Clegg was elected to the Board in March 2019. Ms. Clegg retired in October 2020 from General Motors Company (“GM”), an American multinational automotive manufacturing company. Prior to her retirement, she was a senior automotive industry executive with GM and has extensive experience in manufacturing operations, manufacturing engineering, labor relations, public policy and cultural transformation. From 2019 until her retirement, she was the Vice President, Workforce Strategy, Global Human Resources, with responsibility to integrate global workforce development and engagement strategies across the enterprise. She also served as an advisor to senior leadership in support of special GM initiatives related to Manufacturing and Labor Relations, and she was the lead support staff to the CEO for GM’s involvement in the Business Roundtable. Ms. Clegg previously served as Vice President Business Intelligence, Global Public Policy from 2017 to 2019, where she led policy analysis and strategy; developing and aligning business priorities in the context of government policy initiatives in key countries and regions around the world. Ms. Clegg also previously led GM’s manufacturing operations and labor relations in the US, Canada and Mexico as Vice President North America Manufacturing & Labor Relations from 2014 to 2017. She also served as Vice President Global Manufacturing Engineering from 2013 to 2014 and Vice President GMNA Labor Relations from 2010 to 2013. Since August 2020, she has been a director of Clarios International LP, a Brookfield portfolio company that manufactures low voltage automotive batteries. Ms. Clegg received her undergraduate degree from Eastern Michigan University and her MBA from University of Virginia Colgate Darden Graduate School of Business Administration. Ms. Clegg also earned a Master of Arts in Advanced Leadership Studies and completed extensive advanced coursework on Organizational Leadership at Indiana Wesleyan University, as well as executive education at Harvard University and Stanford University. Ms. Clegg is qualified to serve on the Board primarily as a result of her nearly 40 years of experience with large original equipment manufacturers in line-management positions of responsibility and accountability.

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Debra Fine
Chair and Founder of Fine Capital Partners Director Since: 2021 Age: 63 Committee: Audit

Ms. Fine was elected to the Board in October 2021. Ms. Fine serves as Chair of Fine Capital Partners, a financial services firm she founded in 2004. She was the Chief Executive Officer of Fine Capital Partners from 2004 to January 2020. Fine Capital Partners manages assets principally for university endowments and foundations.

Before establishing Fine Capital Partners, Ms. Fine was Director of Global Equities at Loews Corporation, a diversified conglomerate, from 1999 to 2004, where she built an equity investment team and managed an internal hedge fund and a dedicated real estate investment trust portfolio. She began her career as an Investment Banker at Salomon Brothers.

She earned a Bachelor of Arts degree, cum laude, from Yale University and an MBA from Harvard Business School.

Ms. Fine is currently Vice-Chair of the Board for Save the Children USA, a non-profit organization working to improve the lives of children in the United States. Ms. Fine also serves as Vice-Chair of Save the Children International, an international non-profit working to improve the lives of children through better education, health care, and economic opportunities, as well as providing emergency aid in natural disasters, war, and other conflicts. Ms. Fine is Board Chair of 8B Education Investments, a student finance and technology platform firm for African students and is a board member of Edge Strategy AG, a SaaS Swiss-based personnel equity measurement firm serving global multi-national corporations. She is also a board member of Simprints, a UK-based non-profit organization that provides biometric identification for last-mile delivery of aid. Ms. Fine is National Association of Corporate Directors (NACD) certified.

Ms. Fine has deep knowledge of capital markets. She also has expertise in evaluating strategic challenges, capital allocation alternatives, and effective ways to generate long term value for shareholders. She has decades of experience evaluating senior management teams and the efficacy of their strategic plans and a deep understanding of effective board governance. She is skilled at understanding the key drivers of profitability across various industries with particular domain expertise in all parts of the steel supply chain.

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Anthony R. Taccone
Founding Partner and Co-Owner of First River LLC Director Since: 2018 Age: 62 Committees: Nominating and Corporate Governance and Human Resources and Compensation (Chair)

Mr. Taccone was elected to the Board in April 2018. Mr. Taccone has over thirty years of experience consulting to companies in the global steel industry and companies with interests in the steel industry, including suppliers, customers and investors. Since March 1998, Mr. Taccone has served as a Founding Partner and co-owner of First River LLC, a boutique strategy consulting firm. While at First River, Mr. Taccone has worked with senior management teams, boards of directors, investors and government agencies on challenging and complex issues facing companies in the steel industry, including financial restructurings, capacity rationalizations, mergers and acquisitions, major capital investment decisions, raw material integration strategies, and investments in downstream businesses. Prior to joining First River, Mr. Taccone was a strategy consultant at Beddows & Company from 1988 to 1998. From 1994 until 1998, Mr. Taccone was the North American practice leader and served on Beddows and Company’s Board of Directors. Prior to his career as a steel industry consultant, Mr. Taccone worked as a Country Risk Economist from 1985 to 1987 and an Industry Economist from 1987 to 1988 at Mellon Bank. Mr. Taccone received his undergraduate degree in economics from Washington & Jefferson College and a master’s degree in economics from Duke University. Mr. Taccone is qualified to serve on the Board primarily as a result of his deep knowledge of the global steel industry, over 30 years of experience helping steel and related companies to develop and implement effective strategies to achieve profitable growth and significant experience working with senior management teams and boards of directors.

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CLASS I MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2025 Annual Meeting

Denis A. Turcotte
Managing Partner and Chief Operating Officer – Private Equity Group of Brookfield Corporation Director Since: 2015 Age: 61 Committees: None

Mr. Turcotte was elected to the Board in August 2015 and became Chairman of the Board in March 2018. Mr. Turcotte previously served as Chair of the Governance & Compensation Committee from July 2019 to November 2021. Mr. Turcotte is currently a Managing Partner and Chief Operating Officer – Private Equity Group of Brookfield Corporation, an alternative asset management company. Prior to joining Brookfield in 2017, Mr. Turcotte was president and chief executive officer of North Channel Management and North Channel Capital Partners, business consulting and private investing firms, from 2008 to 2017. He was also a member of the board of directors of the general partner of Brookfield Business Partners L.P., an affiliate of Brookfield, from 2016 until he joined Brookfield in 2017. From 2002 to 2008, Mr. Turcotte was the president and CEO and a director of Algoma Steel Inc., a publicly listed North American steel company, and from 1992 to 2002 held a number of senior executive positions with companies in the pulp and paper industry, including president of the paper group and executive vice-president of corporate development and strategy of Tembec Inc., a leading integrated forest products manufacturer based in Quebec. Since 2018, Mr. Turcotte has been a member of the board of directors for Altera (formerly Teekay Offshore GP L.L.C. (the general partner of Teekay Offshore Partners L.P.)) and he has been a member of the board of directors for Domtar Corporation since 2007 until November 2021 when the company was privatized and delisted. He was previously a member of the board of directors for Coalspur Mines, Ltd. from 2010 to 2015, Algoma Steel Inc. from 2002 to 2008 and Norbord Inc. from 2012 to 2018. Mr. Turcotte is qualified to serve on the Board primarily as a result of his experience in capital-intensive, manufacturing-based businesses.

Michel J. Dumas
Former Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc. Director Since: 2018 Age: 64 Committees: Audit (Chair) and Nominating and Corporate Governance

Mr. Dumas was elected to the Board in April 2018 and became the Presiding Independent Director in July 2019. Mr. Dumas is the Chair of the Audit Committee of the Company and presides over regularly scheduled executive sessions of the independent directors as Presiding Independent Director. Mr. Dumas is also a member of the Nominating and Corporate Governance Committee. Mr. Dumas has over thirty years of experience in the lumber, pulp and paper industries. From 1997 until 2017, Mr. Dumas served as the Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc., a leading integrated forest products manufacturer based in Quebec. Mr. Dumas also served on the board of directors of Tembec, Inc. from January 2011 to February 2017. Mr. Dumas served as a director of Marathon Pulp Inc. from February 2000 to February 2009 and of Jager Building Systems from August 2001 to September 2008. From 1991 to 1997, Mr. Dumas was Vice President, Finance and Chief Financial Officer at Spruce Falls Inc., a newsprint mill. Prior to joining Spruce Falls Inc., from 1985 to 1991, Mr. Dumas served as Controller at Tembec, Inc. Mr. Dumas received his undergraduate degree in Commerce from the University of Ottawa. Mr. Dumas is qualified to serve on the Board primarily as a result of his extensive finance experience and knowledge of cyclical businesses.

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Director Matrix

The following matrix summarizes the notable knowledge, skills, and experience possessed by our directors, which our Board believes are relevant to our business, as well as demographic and diversity information. The matrix does not encompass all of the knowledge, skills and experiences of our directors. The knowledge, skills and experience designations and demographic and diversity information are based on responses from Board members. In addition, the absence of a particular knowledge, skill, or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area.

Knowledge, Skills and Experience
Public Company / Corporate Governance Experience Service on another public company board or understanding of corporate governance practices	E	F	E	E	E	E	F	D	E	E
Senior Management Experience Experience serving as a CEO or senior executive of a company, segment or unit	D	D	D	D	D	D	-	E	D	E
Accounting and Financial Expertise Background and experience in corporate finance, accounting and financial reporting	E	F	E	D	D	E	D	D	E	E
Legal and Regulatory Background in law or experience navigating complex regulatory matters	E	F	F	E	-	F	F	E	F	F
Strategy Experience in developing and executing strategic plans	D	E	E	F	E	D	E	E	D	D
Risk Management Experience in managing and mitigating key risks	E	E	E	E	F	E	E	D	E	F
Industry Experience Experience working in or with the steel industry	E	E	E	F	E	F	E	-	F	D
Commercial, Marketing and Sales Experience in developing customers and the global market	E	D	-	F	-	E	F	E	E	D
Manufacturing Experience in managing an organization with significant manufacturing operations	E	E	D	E	-	E	F	-	F	E
International Experience working in an organization with global operations	F	D	D	E	-	D	E	E	D	E
Technology / Research and Development Experience managing innovation, R&D, intellectual property	E	F	E	F	-	E	-	-	E	F
Cybersecurity Experience protecting internet-connected systems from cyberthreats	F	F	-	E	-	F	-	F	E	-
Human Resources and Compensation Experience leading a human resources function / executive compensation	D	F	E	E	-	E	F	E	E	E
Environmental, Social and Governance (ESG) Knowledgeable about environmental, social and governance issues	E	F	E	F	F	E	F	F	F	F
Capital Markets and M&A Experience in dealing with capital markets and executing M&A	E	E	-	D	D	E	D	E	E	E

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Demographic Information and Diversity

Race and Ethnicity
African American or Black
Asian/Pacific Islander
Caucasian/White • • • • • • • • •
Hispanic/Latinx
Native American

Gender
Male • • • • • • •
Female • •

D = Deep Experience (limited to three responses)     E = Experienced     F = Familiarity with limited direct experience

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Proposal 2 Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2023

The Audit Committee has selected, and the Audit Committee and the Board recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2023. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements.

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accounting firm is in the best interest of the Company and its stockholders.

Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider its selection.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

Required Vote

Approval of this ratification requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT YOU VOTE “FOR” THE
RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

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Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements and internal controls over financial reporting, in accordance with standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal year 2022 (ended December 31, 2022) with the Company’s management, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by the applicable requirements of the PCAOB and the SEC. Deloitte & Touche LLP provided, and the Audit Committee received, the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP its independence and has considered whether the firm’s provision of non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

By the Audit Committee of the Board of Directors of GrafTech International Ltd.

AUDIT COMMITTEE

Michel J. Dumas (Chair)

Brian L. Acton

Debra Fine

Henry R. Keizer

GrafTech International Ltd. | 2023 Proxy Statement / 39

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2022 and 2021:

	2022	2021

Audit Fees	$1,980,503	$1,815,447

Audit-Related Fees	14,232	7,159

Tax Fees	313,745	251,845

All Other Fees	2,000	2,047

Total Fees	$2,310,480	$2,076,498

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements; reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations; and consent and offering procedures.

Audit-Related Fees. This fee relates to validating the share of costs spent on energy for one of the Company’s subsidiaries in Europe. In 2022, this fee also includes additional compliance for a dividend for one of the Company’s subsidiaries in Europe.

Tax Fees. These include fees for consulting services related to tax planning, compliance, advice and assistance with international and other tax matters.

All Other Fees. These fees relate to an annual subscription to an accounting research tool.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee may also authorize any Audit Committee member to approve any audit or non-audit services that our independent registered public accounting firm provides. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

40 / GrafTech International Ltd. | 2023 Proxy Statement

Proposal 3 Approve, on an Advisory Basis, our Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our NEOs as disclosed in this Proxy Statement.

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay for performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis” section below and the related tables and narratives for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Human Resources and Compensation Committee values the opinions of our stockholders, and our Human Resources and Compensation Committee expects to consider the outcome of the vote when making future compensation decisions for our NEOs. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with the annual meeting of stockholders to be held in 2024. We also expect to hold the next vote on the frequency of such say-on-pay vote at our annual meeting of stockholders to be held in 2025.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related tables and accompanying narrative.”

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal and broker non-votes will have no effect on the outcome.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

GrafTech International Ltd. | 2023 Proxy Statement / 41

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (“CD&A”) describes the objectives of our NEO compensation program, each element of our NEO compensation program, why we chose to pay each element, how we determine the amount of each element to pay, and how each compensation element fits into our overall compensation objectives, among other things, regarding our NEOs who are listed below and named in the 2022 Summary Compensation Table. For the year ended December 31, 2022, our NEOs were:

•	Marcel Kessler, Chief Executive Officer and President;
•	David J. Rintoul, Former Chief Executive Officer and President;
•	Timothy K. Flanagan, Chief Financial Officer, Vice President Finance and Treasurer;
•	Jeremy S. Halford, Executive Vice President, Chief Operating Officer;
•	Iñigo Perez Ortiz, Senior Vice President, Commercial and CTS; and
•	Gina K. Gunning, Chief Legal Officer and Corporate Secretary.

On June 30, 2022, Mr. Rintoul resigned from his position as Chief Executive Officer and President and director. Effective July 1, 2022, the Board appointed Marcel Kessler to the position of Chief Executive Officer and President of the Company. The Board also appointed Mr. Kessler to the Board, effective July 1, 2022, filling the vacancy resulting from Mr. Rintoul’s resignation from the Board. As part of the Company’s transition process, the Company’s operating subsidiary entered into a Consulting Agreement regarding Mr. Rintoul that became effective July 1, 2022. Pursuant to the Consulting Agreement, Mr. Rintoul provided consulting services supporting the transition of the chief executive officer and president position to Mr. Kessler plus other reasonably related tasks. The term of the Consulting Agreement expired on December 31, 2022. For more information about our current executive officers, see our Annual Report on Form 10-K for the year ended December 31, 2022.

Executive Summary

Our executive compensation program is driven by our strategic goals with an emphasis on paying for performance. This program has previously relied primarily upon the two elements of competitive base salary and a performance-based annual cash incentive plan, the Short-Term Incentive Plan (“STIP”). The STIP is designed to reward employees based on the financial and operational performance of the Company and is based primarily on the achievement of Adjusted EBITDA as the key performance objective. See Appendix A to this Proxy Statement for additional information, including how we define Adjusted EBITDA and a reconciliation to Net Income, which is the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

Longer term incentive compensation has also been part of our NEO compensation program. Since 2019, we have provided our executive leadership team with long-term incentive program awards under our Equity Plan adopted at the time of our IPO. These equity awards are designed to continue to help retain senior management of the Company and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for

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the stockholders of the Company in a prudent manner. In 2022, we approved grants of time-based stock options and restricted stock units (“RSUs”) to the NEOs (other than Mr. Rintoul) as new awards under the Equity Plan.

2022 Business Summary

In 2022, economic uncertainty and geopolitical conflict significantly impacted the global operating environment for nearly all industries, including the steel industry. We in particular faced higher costs, softer industry demand and the impact of the temporary suspension of our operations in Mexico. As a result, net sales decreased $64.5 million, or 5%, from $1,345.8 million in 2021 to $1,281.3 million in 2022, reflecting lower sales volume and a shift in the mix of our business to volume derived from non-LTA sales from volume derived from our take-or-pay agreements that had initial terms of three-to-five years. The lower sales volume and shift in the mix of our business was partially offset by improved pricing on volume derived from non-LTA sales. Net income for 2022 was $383.0 million compared to $388.3 million in 2021. Adjusted EBITDA1 for 2022 was $536.5 million compared to $669.9 million in the prior year, with the decline primarily reflecting higher costs and lower sales volume. Adjusted Net Income1 decreased $84.9 million, or 18%, from $464.6 million in 2021 to $379.7 million in 2022.

To address these near-term challenges, we are proactively managing our operating costs, capital expenditures and working capital levels. These actions include aligning our production to reflect current market demand while remaining focused on delivering strong service levels and being highly responsive to our customers’ needs. At the same time, we will continue to make targeted investments to strengthen our commercial capabilities and product offering, including restarting our St. Marys, Pennsylvania facility to produce pins to complement our pin production at our Monterrey, Mexico facility. Pins are a necessary component of our graphite electrodes.

(1)

A non-GAAP financial measure. See Appendix A to this Proxy Statement for additional information, including how we define these financial measures and a reconciliation to Net Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

We are focused on maintaining a disciplined capital allocation strategy as we recover from the Monterrey suspension while making targeted investments to support long-term growth. In the first half of 2022, we voluntarily repaid $110 million of our long-term debt and throughout the year we returned approximately $70 million to our stockholders in the form of stock repurchases and dividends. In May

GrafTech International Ltd. | 2023 Proxy Statement / 43

2022, we increased the revolving commitments under our senior secured revolving credit facility by $80 million from $250 million to $330 million so as to provide greater financial flexibility. In the second half of 2022, we retained nearly all of our operating cash flow to further increase the Company’s liquidity position. As of December 31, 2022, GrafTech had cash and cash equivalents of approximately $135 million and total debt of approximately $922 million.

2022 Compensation Highlights

Key 2022 executive compensation highlights include the following:

•

2022 Base Salary Increases. For 2022, we provided increases in base salaries (ranging from 3% to 5%) for our NEOs who were serving at the start of the year that generally reflected merit and cost of living adjustments, as well as market factors. Given that Mr. Flanagan was hired in November 2021, he did not receive a base salary increase. Mr. Kessler also received a newly negotiated base salary when he joined the Company in July 2022.

•

2022 Annual Cash Incentive Performance. Because the Company achieved Adjusted EBITDA of $536 million for 2022, the NEOs’ annual cash incentive awards under the STIP paid out at a level of 47% of target.

•

2022 Cash Retention Awards. The Company granted to each of its NEOs (other than Mr. Rintoul) an opportunity to earn a cash retention award in order to encourage the retention of each of their services in light of the near-term challenges the Company was facing.

•

2022 Stock Option and RSU Awards. The Company granted to each of its NEOs (other than Mr. Rintoul) RSU and option awards. The RSUs are designed to help ensure long-term retention of key talent and the stock options are designed to align the interests of our NEOs with those of our stockholders.

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Overview of Executive Compensation Practices

What We Do		What We Don’t Do
✓

Independent Human Resources and Compensation Committee.

Each member of our Human Resources and Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards, including the heightened standards applicable to compensation committee members.

		Æ	No Hedging. All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities.

✓	Clawback Policy. Long-term incentive compensation is subject to clawback and recoupment.	Æ	No Speculative Trading. We also prohibit our executive officers, directors and other employees from engaging in short sales, put, call or other derivative transactions relating to our securities.

✓	Independent Compensation Consultant. The Human Resources and Compensation Committee uses an independent compensation consultant that provided no other material services to our Company in 2022.	Æ	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

✓	Annual Say-on-Pay Vote. Our stockholders have the opportunity to cast an advisory vote to approve our NEO compensation every year.

✓	Double-Trigger Change in Control. Our long-term incentive award agreements approved in 2022 contain “double-trigger” acceleration provisions for vesting upon a change in control.

Impact of Last Year’s Say-on-Pay Vote

Our stockholders have been supportive of our executive compensation practices. In 2022, our Human Resources and Compensation Committee and Board submitted to our stockholders an advisory vote to approve our NEO compensation, commonly known as a “say-on-pay” vote. Our say-on-pay vote is submitted to our stockholders annually and the next required say-on-pay vote to determine the frequency for future say-on-pay votes will be no later than 2025. We received over 81% approval of our say-on-pay proposal at our 2022 annual meeting of stockholders. The Human Resources and Compensation Committee believes the voting results from the 2022 annual meeting of stockholders demonstrate significant support for our NEO compensation program. The Human Resources and Compensation Committee took these results into account when revamping the 2023 executive compensation program. See “2023 Compensation Update” below for further information.

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Overview of Our 2022 Executive Compensation Program

The design and operation of our NEO compensation program reflect our objectives of driving financial and operational performance that will deliver value and propel growth, while attracting and retaining talented executive leadership.

The primary elements of our NEO compensation program for 2022 are shown in the following table. The amounts of compensation were determined by the Human Resources and Compensation Committee based on the objectives described below. The Human Resources and Compensation Committee did not solely rely on formulas or survey results, but instead it used its judgment based on its assessment of the Company’s objectives and performance in light of those objectives. The CEO played no role in determining his own compensation. He did make recommendations, in particular with regard to base salary increases, for the compensation of his direct reports.

The Human Resources and Compensation Committee has engaged Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. In 2022, Meridian did not perform any material work for the Company other than providing executive compensation advice to the Human Resources and Compensation Committee, and the Human Resources and Compensation Committee has determined Meridian’s work for the Human Resources and Compensation Committee raised no conflicts of interest.

Element	Objectives and Key Features
Base Salary

Reflects the scope, responsibility, accountability and complexity of the executive’s role.

Attracts and helps retain executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

Annual Cash Incentive Awards STIP

Aligns executive compensation with the Company’s financial success, while also taking into consideration other objectives.

Allows for competitive incentives to executive officers by having a portion of their annual cash compensation be dependent upon annual performance and “at risk.”

Long-Term Incentive Compensation RSUs and Options

Multi-year awards that incentivize long-term value creation, including stock options that align the interests of our NEOs with those of our stockholders and RSUs to help ensure retention of key talent.

Cash Retention Award	Incentivizes executive talent retention over an 18-month period through May 2024.
Retirement Savings Plan (the “Savings Plan”)

Allows for market-based 401(k) retirement savings benefits in a tax-efficient manner for our U.S.-based NEOs.

Broad-based plan under which we make matching contributions that vary based on the employee’s contribution and eligible earnings, up to the limits set by the Code.

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Element	Objectives and Key Features
Health, Welfare and Other Benefits

Attract and help retain executives by providing competitive health, welfare and other benefits.

Generally, benefits are made available to NEOs on the same basis as made available to other eligible employees.

Mix of 2022 Compensation Components

The following charts illustrate the mix of the key compensation components for our NEOs for 2022. The percentages reflect the amounts of 2022 base salary rate as of the end of the year, targeted 2022 annual cash incentive compensation, and the aggregate grant date fair values of stock options and RSUs granted in 2022. The Chief Executive Officer chart reflects compensation amounts for Mr. Kessler; neither it nor the other chart includes compensation amounts for Mr. Rintoul (primarily because Mr. Rintoul did not receive long-term incentive award opportunities in 2022 due to his resignation from the Company in June 2022). The base salary amounts and annual incentive amounts for Mr. Kessler reflect an annualized amount given that he joined the Company on July 1, 2022.

Peer Group

The Human Resources and Compensation Committee does not use compensation data about other companies as a benchmark on which to base, justify or provide a framework for an executive compensation decision. Rather the Human Resources and Compensation Committee reviews or considers peer group and published survey compensation information to obtain a general understanding of compensation practices of other companies. Every other year, the compensation consultant reviews current and potential peer companies and recommends changes primarily based upon revenue size. The Human Resources and Compensation Committee evaluates such recommendations and will make changes to the peer group, as necessary.

The Human Resources and Compensation Committee, with the assistance of the compensation consultant, undertook a peer group review in early 2021 that was used as a general understanding of compensation practices among our peers when determining our executive compensation in 2022. Our peer group consists of the 31 companies listed below. Last twelve month revenues as of December 2022 for the peer companies ranged from approximately $175 million to $23 billion, with GrafTech ranking at approximately the 40th percentile.

Albany International Corp.	ESCO Technologies Inc.	Mueller Water Products, Inc.
Altra Industrial Motion Corp.	Exterran Corporation	Nordson Corporation
Archrock, Inc.	Franklin Electric Co., Inc.	Oil States International, Inc.

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Balchem Corporation	GCP Infrastructure Investments Ltd.	Quaker Chemical Corporation
Barnes Group Inc.	IDEX Corporation	RBC Bearings Incorporated
Carpenter Technology Corporation	Ingevity Corporation	Tennant Company
ChampionX Corporation	Kennametal Inc.	TimkenSteel Corporation
Chart Industries, Inc.	Koppers Holdings Inc.	TriMas Corporation
Cleveland-Cliffs Inc.	Lincoln Electric Holdings, Inc.	Woodward, Inc.
Crane Holdings, Co.	Materion Corporation
Enerpac Took Group Corp.	Matrix Service Company

Note: We removed two companies from this peer group due to acquisition, merger or split (OMNOVA Solutions and Ferro Corporation).

Key Components of Our 2022 Executive Compensation Program

2022 Base Salaries

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the NEOs’ scope of their responsibilities, the length of their experience performing those responsibilities and their performance. Based on these factors, the Human Resources and Compensation Committee reviews base salaries for NEOs at least annually in the first quarter of each year and at other times, as appropriate, in connection with a promotion or other change in responsibility. The Human Resources and Compensation Committee also generally takes into account market data provided by our compensation consultant with respect to comparable positions. Any changes to base salaries typically go into effect on April 1st of each year or in connection with a hiring or a promotion.

In 2022, the Human Resources and Compensation Committee approved increases in base salaries for the NEOs who were serving at the start of the year. The increases reflected merit and cost of living adjustments, as well as market factors, in order to incentivize and help retain such individuals as a component of an appropriate mix of base salary and performance-based compensation. Mr. Perez and Ms. Gunning each received 4.0% and 5.3% merit increases due, in part, to their efforts on commercial improvements and Board of Directors work, respectively. Mr. Kessler’s base salary was negotiated with us on an arm’s length basis when he joined the Company in July 2022. Annual base salary rate amounts that were in effect as of the end of 2021 and 2022 for each of our NEOs are set forth below:

Name	2021 Salary ($)	% Increase for 2022	2022 Salary ($)

Marcel Kessler(1)	-	N/A	750,000

David Rintoul(1)	775,000	3.2%	800,000

Timothy K. Flanagan(2)	430,000	N/A	430,000

Jeremy S. Halford	525,000	3.0%	541,000

Iñigo Perez Ortiz(3)	454,020	4.0%	472,397

Gina K. Gunning	380,000	5.3%	400,000

(1)

2022 amount reflects annualized salary; Mr. Rintoul resigned on June 30, 2022 and Mr. Kessler commenced employment on July 1, 2022. Actual salary received for 2022 is presented in the 2022 Summary Compensation Table below.

(2)	2021 amount reflects annualized salary; Mr. Flanagan commenced employment on November 29, 2021.

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(3)

Mr. Perez received his base salary amounts in 2021 and 2022 in the form of Swiss Francs (CHF). The amounts for Mr. Perez are shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

Annual Cash Incentive Compensation for 2022 - STIP

The STIP allows us to provide competitive incentives to our NEOs by having a portion of their annual cash compensation be dependent upon annual Company performance and “at risk.” This motivates and rewards our NEOs for the achievement of a targeted financial performance. The STIP generally requires an NEO to be continuously employed with the Company through the payment date, which usually is March 31st of the following year, in order to be entitled to the award, unless the NEO experiences a death or disability or involuntary termination not as a result of detrimental conduct between the last day of the fiscal year and the payment date. A NEO who experiences a retirement during the year or before the payment date shall continue to be eligible to receive an award at a pro-rated amount. We believe these awards not only motivate performance but also encourage retention of our NEOs.

For 2022, the STIP award was based on a target of $695 million in Adjusted EBITDA, a non-GAAP financial measure. See the attached Appendix A for how we define Adjusted EBITDA as well as a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure. The Human Resources and Compensation Committee chose Adjusted EBITDA as the performance measure as it is the primary metric used by our management and our Board to establish budgets and operational goals for managing our business and evaluating our performance.

Annual incentive awards were designed to provide a possible payout ranging from a minimum, guaranteed fixed payment of at least 30% of target annual incentive, to an aggregate payment of up to two times the target annual incentive. Payment multiples were designed to be determined using straight line interpolation between the minimum guaranteed amount and target (1.0x or 100% target payout), and target and maximum, respectively. Payouts of the 2022 cash incentive awards were calculated on the following scale (with amounts straight-line interpolated between threshold and target and between target and maximum):

Adjusted EBITDA (in millions)	Multiplier

≤ $485	0.3x

$695	1.0x

≥ $895	2.0x

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The 2022 target award opportunities for the named executive officers, including reflected as a percentage of 2022 base salary in effect as of April 1, 2022, were as follows:

Name	2022 Target Award(1)	Target Award as a Percentage of Base Salary

Marcel Kessler	$750,000	100%

David J. Rintoul	$800,000	100%

Timothy K. Flanagan	$322,500	75%

Jeremy S. Halford	$432,800	80%

Iñigo Perez Ortiz(2)	$352,419	75%

Gina K. Gunning	$260,000	65%

(1)	The target award as a percentage of base salary for 2022 remained unchanged from the 2021 percentage for each of our NEOs.
(2)

Mr. Perez received his annual cash incentive award in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

In 2022, the Company achieved Adjusted EBITDA of $536 million, which resulted in a multiplier of 0.47x (for a payout of 47% of target awards). The 2022 cash incentive payouts for the NEOs are set forth below.

Name	2022 STIP Award

Marcel Kessler(1)	$176,250

David J. Rintoul(2)	$188,000

Timothy K. Flanagan	$151,575

Jeremy S. Halford	$203,416

Iñigo Perez Ortiz(3)	$165,637

Gina K. Gunning	$122,200

(1)	Mr. Kessler’s amount is pro-rated as a result of joining the Company effective July 1, 2022.
(2)	Mr. Rintoul’s resignation effective June 30, 2022 constituted a “Retirement” under the terms of the STIP, which resulted in a pro-rated award.
(3)

Mr. Perez received his annual cash incentive award in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

Discretionary Bonuses

No discretionary cash bonuses were paid to our NEOs in fiscal year 2022. Amounts are shown under the Bonus column in the 2022 Summary Compensation Table below because the SEC rules and regulations require us to show the guaranteed portion of our STIP under the Bonus column.

2022 Cash Retention Award

As discussed above, the Human Resources and Compensation Committee proactively made the decision in November 2022 to grant one-time cash retention awards to each of our NEOs (other than

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Mr. Rintoul who had already resigned from the Company) in light of the near-term challenges the Company was facing. To earn the cash retention award, generally, an NEO must be employed by the Company through May 31, 2024, remain in good standing with the Company during such time, and satisfy certain confidentiality and non-competition requirements, unless the NEOs employment is terminated without cause during the retention period or if a change in control occurs and such retention award is not replaced by a similar award. Any earned cash retention award will be paid in a lump sum in cash in June 2024. The 2022 cash retention award opportunities for the NEOs are set forth below.

Name	2022 Retention Award Opportunity

Marcel Kessler	$1,000,000

David J. Rintoul	N/A

Timothy K. Flanagan	$500,000

Jeremy S. Halford	$650,000

Iñigo Perez Ortiz(1)	$540,500

Gina K. Gunning	$400,000

(1)

Mr. Perez’s one-time cash retention award opportunity was granted in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

Long-Term Incentive Compensation for 2022

We provide long-term incentive compensation to our NEOs. Our long-term incentive program is designed to help retain our NEOs and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. Outstanding awards have been made under our Equity Plan. Our Equity Plan allows us to grant options and other stock-based awards, including RSUs.

The 2022 long-term incentive awards were generally allocated 50% to RSUs and 50% to stock options, with Mr. Flanagan, Mr. Halford and Mr. Perez each receiving additional awards in accordance with Mr. Flanagan’s offer letter, in recognition of Mr. Halford’s promotion to EVP, COO, and for retentive purposes for Mr. Perez, respectively. Mr. Rintoul did not receive any long-term incentive awards in 2022 since he announced his resignation in February 2022, to be effective at the end of June 2022 and Mr. Kessler received awards as part of his arm’s length negotiation with us when he joined the Company in July 2022. The RSUs are designed to help ensure long-term retention of key talent and the stock options are designed to align the interests of our NEOs with those of our stockholders. The 2022 long-term incentive awards for Messrs. Flanagan, Halford and Perez and Ms. Gunning were determined using a multiple of base salary and then converted to a number of shares for each NEO, based on the 30-day average closing price. The amount of shares subject to each RSU award and stock option grant was then rounded up or down to the nearest thousand. The multiple of base salary for each NEO remained unchanged from the 2021 multiple of base salary.

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The long-term incentive award opportunities for the NEOs’ 2022 targeted compensation opportunities, other than Mr. Rintoul (who did not receive any awards) and Mr. Kessler (whose opportunities were negotiated with us on an arm’s length basis when he joined the Company in July 2022 where he received $500,000 of RSUs and $500,000 of stock options) were as follows:

Name	2022 Base Salary(1)	x	Multiple of Base Salary	÷	30 Day Avg. Closing Price	=	No. of Options Granted	No. of RSUs Granted

Timothy K. Flanagan	$430,000		0.9238x		$10.57		37,581	51,772(2)

Jeremy S. Halford	$525,000		0.9238x		$10.57		54,623(3)	54,623(3)

Iñigo Perez Ortiz	CHF420,000/ $451,151		0.9238x		$10.57		39,429	69,001(4)

Gina K. Gunning	$380,000		0.9238x		$10.57		33,211	33,211

(1)	Base salary amounts used to calculate long-term incentive award opportunities were based on the base salaries in effect as of January 1, 2022.
(2)	Mr. Flanagan received an additional 14,191 RSUs in 2022 valued at an amount of approximately $150,000 in accordance with the offer letter he entered into in November 2021 upon joining the Company.
(3)

Mr. Halford received an additional 8,739 stock options and RSUs in 2022 valued at an amount of approximately $100,000 in recognition of his October 2021 promotion to Executive Vice President, Chief Operating Officer.

(4)	Mr. Perez received an additional 29,572 RSUs in 2022 valued at an amount of approximately $315,000 for retention purposes.

Restricted Stock Units Granted in 2022

We awarded time-based RSUs to each of our NEOs in February 2022 other than Mr. Kessler who received his RSUs in July 2022 upon joining the Company and Mr. Rintoul who did not receive any RSUs given his resignation in 2022. The RSUs generally vest ratably over five years on each anniversary of the date of grant, subject to acceleration in certain circumstances. As soon as practicable following each vesting date, the NEO receives one share of common stock in respect of each vested RSU. The RSUs accrue dividend equivalents with such dividend equivalents vesting on the same schedule as the shares underlying the RSUs. The RSUs granted in 2022 were as follows:

Name	RSUs Granted in 2022

Marcel Kessler	61,874

David J. Rintoul	N/A

Timothy K. Flanagan	51,772

Jeremy S. Halford	54,623

Iñigo Perez Ortiz	69,001

Gina K. Gunning	33,211

Stock Options Granted in 2022

We awarded stock options to each of our NEOs in February 2022 other than Mr. Kessler who received his stock option award in July 2022 upon joining the Company and Mr. Rintoul who did not receive a stock option award given his resignation in 2022. The exercise price for stock options is set at the closing stock price on the date of grant, which was $10.08 on February 25, 2022 and $7.21 on July 1, 2022 when Mr. Kessler received his stock option award. The stock options generally vest ratably over five years on each anniversary of the date of grant, subject to acceleration in certain circumstances.

52 / GrafTech International Ltd. | 2023 Proxy Statement

Stock options remain outstanding for up to ten (10) years from the date of grant, unless exercised or terminated earlier as provided in the award. The stock options granted in 2022 were as follows:

Name	Stock Options Granted in 2022

Marcel Kessler	61,874

David J. Rintoul	N/A

Timothy K. Flanagan	37,581

Jeremy S. Halford	54,623

Iñigo Perez Ortiz	39,429

Gina K. Gunning	33,211

Other Arrangements, Policies and Practices

Employment Agreements

We do not have employment agreements with our NEOs, other than Mr. Kessler and Mr. Rintoul (which are described below following the Summary Compensation Table), but we are a party to offer letters with our other NEOs. See below under the “Potential Payments Upon Termination or Change in Control” section for more information about these arrangements.

Savings Plan and Other Benefits

All of our regular, full-time U.S. employees, including eligible NEOs, may participate in our 401(k) Savings Plan. Mr. Kessler and Mr. Perez, in particular, participate in a similar Swiss retirement benefit plan. In 2022, we made a matching contribution to the Savings Plan for each participant who elected to contribute to the Savings Plan. The 2022 matching contribution was 100% of the first 5% of compensation (including base salary and STIP earnings) that a participant contributed. Matching contributions under the Savings Plan are fully vested. In addition to matching contributions, we make employer contributions to the Savings Plan each year equal to 3% of a participant’s eligible cash-based compensation, including base salary and STIP earnings, up to the applicable limits under tax rules. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service. We also made a contribution to the retirement benefit plan in which Mr. Kessler and Mr. Perez participate, as further described below.

Our eligible NEOs may participate in the same medical, life and disability insurance programs and other welfare plans as the rest of our employees, including on substantially similar terms. In addition, we provide Mr. Kessler and Mr. Halford with certain allowances, perquisites and tax reimbursement or equalization payments directly tied to their international assignment in Switzerland, as further described below.

Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

Our Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and directors, can engage in transactions in our securities and prohibits short sales, put, call or other derivative transactions, or hedging transactions, in each case, with respect to our common stock. See “Corporate Governance—Policies on Transactions in Company Stock, Including Anti-Hedging Provisions” above.

Recoupment Policy

The terms of our equity-based awards (other than the stock options granted under Mr. Rintoul’s employment agreement) (1) entitle, to the extent permitted or required by applicable law, Company

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policy and/or the requirements of an exchange on which our shares are listed for trading, the Company to recoup compensation of whatever kind paid by the Company at any time under our Equity Plan and (2) provide for reduction, cancellation, forfeiture or recoupment of an award if the participant engages in Detrimental Conduct. “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Human Resources and Compensation Committee. Such activities would include gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, and misappropriation of property.

2023 Compensation Update

In the fall of 2022, the Chief Executive Officer and President, Chief Financial Officer, and Human Resources and Compensation Committee, in consultation with its compensation consultant, undertook a review of our executive compensation program, particularly the STIP and long-term incentive compensation portions of the executive compensation program, to align our executive compensation program with our strategic objectives and to be more in line with the compensation program of our peers by, among other things, utilizing PSUs as part of our long-term equity program. After considering various alternatives with our compensation consultant, in February 2023 the Human Resources and Compensation Committee approved modifications to the STIP and long-term incentive compensation components of our executive compensation program.

2023 STIP Annual Cash Incentive Awards

In the recent past, our STIP awards have been based on a target of Adjusted EBITDA, a non-GAAP financial measure. See the attached Appendix A for how we define Adjusted EBITDA as well as a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure. The Human Resources and Compensation Committee has historically chosen Adjusted EBITDA as the performance measure as it is the primary metric used by our management and our Board to establish budgets and operational goals for managing our business and evaluating our performance. The Human Resources and Compensation Committee still strongly believes that the STIP awards not only motivate performance (by having a portion of annual cash compensation be dependent upon annual performance and “at risk”) but also encourages retention of our NEOs and therefore remain an important component of executive compensation. However, the Human Resources and Compensation Committee desires to align the 2023 STIP annual cash incentive awards with other corporate objectives, in addition to Adjusted EBITDA, in order to motivate the participants in achieving the Company’s annual corporate objectives.

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In 2023, the Human Resources and Compensation Committee approved STIP awards for each of our NEOs (other than Mr. Rintoul) that have a possible payout ranging from no payout to an aggregate payment of up to 200% the target annual incentive, with interpolation in between levels. There will no longer be a minimum guaranteed fixed payment of at least 30% of target annual incentive. In addition, the STIP award will not be solely based on Adjusted EBITDA, but will be based on both financial metrics and non-financial metrics with different target weightings for each metric as presented below.

	Financial Metrics		Non-Financial Metrics

Multiplier Weighting	Adjusted EBITDA	Adjusted Free Cash Flow(1)	Safety	ESG & Diversity Training	Community Involvement	Total

Minimum	0%	0%	0%	0%	0%	0%

Target	40%	40%	10%	5%	5%	100%

Maximum	80%	80%	20%	10%	10%	200%

(1)

Adjusted Free Cash Flow is a non-GAAP financial measure. See Appendix A to this Proxy Statement for additional information, including how we define this financial measure and a prior period reconciliation to Cash Flow from Operations, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

2023 LTIP Awards

In 2023, the Human Resources and Compensation Committee desired to continue to emphasize pay for performance and align the interests of our NEOs with those of our stockholders by introducing an additional type of award – performance-based restricted stock units (“PSUs”) – in addition to our stock options and RSUs, while modifying the RSUs and stock options awards. Instead of awards being allocated 50% to RSUs and 50% to stock options, LTIP awards in 2023 for Mr. Kessler were allocated: PSUs (50%), RSUs (25%) and stock options (25%), while the LTIP awards in 2023 for our other NEOs (other than Mr. Rintoul) were allocated: PSUs (40%), RSUs (40%) and stock options (20%). Messrs. Halford’s, Flanagan’s and Perez’s and Ms. Gunning’s LTIP award target as a percentage of base salary was increased from 140% in 2022 to 150% in 2023, while Mr. Kessler’s LTIP award target as a percentage of base salary was set at approximately 288%.

RSU and Option Awards

The RSU and option awards made in 2023 are similar to the RSU and option awards made in 2022 except that they generally vest ratably over 3 years instead of 5 years and they now include qualifying vesting scenarios in the event the NEO experiences a death, disability, retirement or termination without cause.

Performance-Based Restricted Stock Units

The PSUs are based on relative total shareholder return, measured by stock performance price and any dividends reinvested, compared against a peer group over a three-year period with measurement periods after 12-, 24-, and 36-months, and payout as follows:

Performance Level	Index Percentile Achievement(1)	Payout as a % of Target

Maximum	85th	200%

Target	50th	100%

Threshold	25th	50%

Below Threshold	Below 25th	0%

(1)	Payouts will be interpolated between various performance levels.

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The three measurement periods of 12-, 24- and 36-months allow a NEO to earn 1/3 of the award at the performance level during such period, although the award does not vest until the end of three-year performance period. If absolute return is negative during a measurement period, then the award is capped at 100% for the respective performance period.

Compensation Committee Report

The Human Resources and Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Human Resources and Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2023 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Anthony R. Taccone (Chair)

Brian L. Acton

Jean-Marc Germain

56 / GrafTech International Ltd. | 2023 Proxy Statement

Compensation Tables and Related Information

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s NEOs for the fiscal years ended December 31, 2022, 2021 and 2020, as applicable.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)

Marcel Kessler(1)	2022	393,414	112,500	446,112	244,961	63,750	146,531(5)	1,407,268
Chief Executive Officer and President

David J. Rintoul(1)	2022	393,750	120,000	—	—	68,000	824,400(6)	1,406,150
Former Chief Executive	2021	755,063	232,500	1,170,960	662,909	600,625	23,200	3,445,257
Officer and President	2020	691,875	208,575	765,850	259,307	486,675	21,243	2,433,525

Timothy K. Flanagan	2022	430,000	96,750	521,862	208,601	54,825	24,400(7)	1,336,438
Chief Financial Officer, Vice President Finance and Treasurer	2021	39,141	—	—	—	—	2,788	41,929

Jeremy S. Halford	2022	537,000	129,840	550,600	303,195	73,576	543,763(8)	2,137,974
Executive Vice President,	2021	488,728	111,937	482,160	272,963	289,172	1,069,029	2,711,005
Chief Operating Officer	2020	461,250	104,288	324,360	109,824	243,337	503,468	1,746,527

Iñigo Perez Ortiz	2022	467,803	105,726	695,530	218,858	59,911	70,267(9)	1,618,095
Senior Vice President,	2021	450,771	103,582	424,760	240,467	267,585	60,638	1,547,803
Commercial and CTS	2020	370,269	79,767	270,300	91,520	186,123	30,937	1,028,916

Gina K. Gunning	2022	395,000	78,000	334,767	184,344	44,200	24,400(10)	1,060,711
Chief Legal Officer and	2021	374,275	74,100	378,840	214,471	191,425	23,200	1,256,311
Corporate Secretary	2020	355,366	69,635	243,270	82,368	162,480	24,193	937,312

(1)

Mr. Kessler joined the Company as Chief Executive Officer and President on July 1, 2022, succeeding Mr. Rintoul who served as the Company’s Chief Executive Officer and President in 2022 through June 30, 2022. Compensation information is not shown for 2020 and 2021 for Mr. Kessler because he was not a NEO during those years.

(2)

The 2022 salary amounts for each of our NEOs (other than Mr. Kessler) reflect that their annual base salary rates for 2022 did not become effective until April 1, 2022. Mr. Kessler’s salary amount reflects his appointment as Chief Executive and President on July 1, 2022. Mr. Rintoul resigned as our Chief Executive Officer and President on June 30, 2022 and the salary amount above for Mr. Rintoul reflects such resignation. Mr. Kessler and Mr. Perez each received their salary in the form of Swiss Francs (CHF). The 2022 salary amount for Mr. Kessler and Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

(3)

For 2022, represents payments under the STIP, the performance-based components of which are included in the “Non-Equity Incentive Plan Compensation” column and the guaranteed portions of which are included in the “Bonus” column. The 2022 amounts were prorated for Mr. Kessler and Mr. Rintoul to reflect the fact that each were Chief Executive Officer and President for six months during 2022. Mr. Kessler and Mr. Perez each received their non-equity incentive plan compensation in the form of Swiss Francs (CHF). The 2022 non-equity incentive plan compensation amount for each of them is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

(4)

For 2022, reflects the aggregate grant date fair value pursuant to FASB ASC Topic 718, Compensation – Stock Compensation of RSUs and stock options, as applicable, granted under our Equity Plan. The values of the stock options were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as

GrafTech International Ltd. | 2023 Proxy Statement / 57

described in Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. In 2022, Mr. Rintoul did not receive any awards of RSUs and stock options under our Equity Plan.
(5)

Consists of $52,275 in a housing allowance, $45,099 in taxes paid on his behalf for days worked in the United States, $34,227 in Company contributions to the GrafTech Switzerland retirement benefit plan, $13,114 in an automobile allowance, and $1,816 in subsidies for health care. Mr. Kessler received these amounts in the form of Swiss Francs (CHF). The 2022 all other compensation amount for Mr. Kessler is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

(6)

Consists of $800,000 in fees received under the Consulting Agreement entered into on June 27, 2022 whereby Mr. Rintoul provided consulting services supporting the transition of the Chief Executive Officer and President position to Mr. Kessler. This number also includes $15,250 in matching contributions and $9,150 in Company contributions to the Savings Plan.

(7)	Consists of $15,250 in matching contributions and $9,150 in Company contributions to the Savings Plan.
(8)

Consists of $15,250 in matching contributions and a $9,150 Company contribution to the Savings Plan, $12,000 for allowances related to his international assignment to Switzerland, $92,297 in reimbursed housing and living costs in Switzerland, $2,101 in United States tax equalization payments with respect to the 2021 calendar year, $1,400 in tax preparation services and $385,593 in tax equalization payments for Switzerland taxes, all attributable to his international assignment, and $25,972 in gross-ups related to his international assignment.

(9)

Consists of $67,542 in Company contributions to the GrafTech Switzerland retirement benefit plan and $2,724 in subsidies for health care. Mr. Perez received these figures in the form of Swiss Francs (CHF). The 2022 all other compensation amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

(10)	Consists of $15,250 in matching contributions and $9,150 in Company contributions to the Savings Plan.

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2022 Grants of Plan-Based Awards Table

The following table sets forth, for each of the NEOs, the grants of awards under our Equity Plan and our STIP during the fiscal year ended December 31, 2022.

Name	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)

Marcel Kessler		—	—	375,000	750,000	—	—	—	—

	6/27/2022	7/1/2022	—	—	—	61,874	—	—	446,112

	6/27/2022	7/1/2022	—	—	—	—	61,874	7.21	244,961

David J. Rintoul	—	—	—	400,000	800,000	—	—	—	—

Timothy K. Flanagan		—	—	322,500	645,000	—	—	—	—

	2/18/2022	2/25/2022	—	—	—	51,772	—	—	521,862

	2/18/2022	2/25/2022	—	—	—	—	37,581	10.08	208,601

Jeremy S. Halford		—	—	432,800	865,600	—	—	—	—

	2/18/2022	2/25/2022	—	—	—	54,623	—	—	550,600

	2/18/2022	2/25/2022	—	—	—	—	54,623	10.08	303,195

Iñigo Perez Ortiz		—	—	352,419(5)	704,838(5)	—	—	—	—

	2/18/2022	2/25/2022	—	—	—	69,001	—	—	695,530

	2/18/2022	2/25/2022	—	—	—	—	39,429	10.08	218,858

Gina K. Gunning		—	—	260,000	520,000	—	—	—

	2/18/2022	2/25/2022	—	—	—	33,211	—	—	334,767

	2/18/2022	2/25/2022	—	—	—	—	33,211	10.08	184,344

(1)

These amounts reflect the target and maximum annual cash incentive compensation amounts that could have been earned with respect to 2022 based upon the achievement of annual performance goals under our STIP. For Mr. Kessler, these amounts were prorated to reflect his appointment as Chief Executive Officer and President as of July 1, 2022. For Mr. Rintoul, these amounts were prorated to reflect his resignation as Chief Executive Officer and President as of June 30, 2022. The amounts of annual cash incentive compensation earned with respect to 2022 by our NEOs were determined in February 2023 and paid in March 2023. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column and the “Bonus” column of the Summary Compensation Table.

(2)

These amounts reflect the number of RSUs granted on February 25, 2022 under our Equity Plan, except for Mr. Kessler whose RSUs were granted on July 1, 2022 in connection with his appointment as Chief Executive Officer and President. These RSUs generally vest ratably over five years on each anniversary of the date of grant.

(3)

These amounts reflect the number of stock options granted on February 25, 2022 under our Equity Plan, except for Mr. Kessler whose RSUs were granted on July 1, 2022 in connection with his appointment as Chief Executive Officer and President. These stock options generally vest ratably over five years on each anniversary of the date of grant and have a term of ten (10) years and expire on July 1, 2032 for Mr. Kessler and February 25, 2032 for the other NEOs who received an award.

(4)

The value of the RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC). This valuation method values the award by multiplying the closing market price of our shares of stock on the grant date as reported on the NYSE ($7.21 for Mr. Kessler’s award and $10.08 for the other NEOs who received an award) by the number of RSUs reported. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC). The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as described in Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(5)

Mr. Perez received his annual cash incentive compensation in the form of Swiss Francs (CHF). Amounts shown in United States Dollars (USD) using a foreign currency exchange rate of 1.0810 CHF/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

Narrative Information Regarding the 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table

The description that follows summarizes the terms and conditions of our employment agreements with Mr. Kessler and Mr. Rintoul. We do not maintain employment agreements with any of our other NEOs, but we are a party to offer letters with our other NEOs (other than Mr. Rintoul), some of which provide for severance benefits. This description also summarizes the terms of and the programs under which the compensation reflected in the tables for our NEOs was awarded. Additional information is provided

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in the “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control” sections.

Employment Agreements

We have an employment agreement with Marcel Kessler, our Chief Executive Officer and President, which was entered into in June 2022 and became effective July 1, 2022 (the “Kessler Agreement”). The Kessler Agreement establishes his base salary rate of $750,000 per year and provides that his base salary will be reviewed for an increase at least annually by the Human Resources and Compensation Committee. Under the Kessler Agreement, Mr. Kessler is eligible to participate in our STIP and is eligible to receive an award with a target annual incentive opportunity equal to 100% of his annual base salary and a maximum annual incentive opportunity equal to 200% of his target opportunity based on performance metric(s) established by the Board. The Kessler Agreement also provides that Mr. Kessler is to receive one-time RSU and stock option awards under the Equity Plan in the amounts of $500,000 each and Mr. Kessler received those awards on July 1, 2022. Mr. Kessler is also eligible to receive certain benefits and perquisites under the Kessler Agreement, including relocation expenses not to exceed $100,000, reimbursement for reasonable financial and tax counsel services and an automobile allowance collectively not to exceed $25,000 per year, and a housing allowance. The Kessler Agreement contains customary non-competition, non-disparagement and non-solicitation provisions. The Kessler Agreement also provides Mr. Kessler with severance benefits in certain situations. See “Potential Payments upon Termination or Change in Control” section for additional information.

We have an employment agreement with David J. Rintoul, our former Chief Executive Officer and President, which was entered into in March 2018 (as modified, the “Rintoul Agreement”). Mr. Rintoul voluntarily resigned from the Company effective June 30, 2022, but the Rintoul Agreement remains in effect as it contains non-competition, non-disparagement and non-solicitation provisions. The Rintoul Agreement established his base salary and provided that his base salary would be reviewed annually during the first quarter of each subsequent year. Under the Rintoul Agreement, Mr. Rintoul was eligible to participate in our STIP and was eligible to receive an award of 100% of his annual base salary based on the achievement of mutually agreed targets that will be set annually. Mr. Rintoul was eligible to participate in Company-sponsored benefits, including health benefits, 401(k) plan (including a Company cash match on eligible employee contributions), a defined contribution retirement plan (with a contribution on eligible earnings), vacation, sick leave, holidays and other benefits that the Company may offer to similarly-situated employees of the Company from time to time. The Rintoul Agreement contains non-competition, non-disparagement and non-solicitation provisions.

Salary

The salary amounts disclosed in the 2022 Summary Compensation Table are the amounts of base salary earned by our NEOs during the indicated year. For 2022, salaries earned by our NEOs accounted for the following percentages of their total compensation set forth in the table: Mr. Kessler (28.0%), Mr. Rintoul (28.0%), Mr. Flanagan (32.2%), Mr. Halford (25.1%), Mr. Perez (28.9%) and Ms. Gunning (37.2%).

Short-Term Incentive Awards and Bonuses

The amounts reported in the Bonus and Non-Equity Incentive Plan Compensation columns of the 2022 Summary Compensation Table represent aggregate final payouts of annual cash incentive awards for 2020, 2021 and 2022, which were tied to the achievement of performance measures and target award

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opportunities established by March of the applicable year. For 2020, 2021 and 2022, the target cash incentive award opportunities were based on a target of Adjusted EBITDA. See attached Appendix A for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure. Payouts could range from 30% up to a maximum of 200% of the target award, and specific target and maximum levels of performance and related payout scales were established for the awards. Because 30% of the target award was guaranteed under our STIP, the Bonus column reflects the guaranteed portion while the Non-Equity Incentive Plan Compensation column reflects the performance-based component. For additional detail regarding our cash incentive award program and the 2022 cash incentive awards, see the “Compensation Discussion and Analysis” section above.

Restricted Stock Unit Awards

The Company made time-based RSU grants to each of our NEOs in 2020, 2021 and 2022, other than Mr. Flanagan in 2020 and 2021, Mr. Kessler in 2020 and 2021, and Mr. Rintoul in 2022. Each RSU includes a dividend equivalent right pursuant to which the holder is entitled to receive any ordinary cash dividends that are paid on a share of our common stock for dividend record dates occurring after the grant date and prior to the settlement of the RSUs. These dividend equivalents are deemed reinvested in the form of additional RSUs. The RSUs vest ratably over five years on each anniversary of the date of grant, unless accelerated earlier pursuant to the terms of the applicable award agreement. As soon as practicable following the applicable vesting date, the Company will deliver one share of common stock to the NEO in respect of each vested RSU. Any unvested RSUs shall expire and be forfeited upon the termination of the NEO’s employment for any reason. For additional detail regarding the grants of RSUs made in 2022 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

Option Awards

The Company awarded each of our NEOs options in 2020, 2021 and 2022, other than Mr. Flanagan in 2020 and 2021, Mr. Kessler in 2020 and 2021, and Mr. Rintoul in 2022. These options vest in five equal annual installments on the anniversary of the grant date (unless accelerated earlier pursuant to the terms of the applicable award agreement) and will expire on the ten (10) year anniversary of the grant date, unless terminated earlier pursuant to the terms of the applicable award agreement. For additional detail regarding the grants of stock options made in 2022 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

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Outstanding Equity Awards at 2022 Fiscal Year End Table

The following table sets forth information regarding the number of unexercised stock options and RSUs at December 31, 2022 for our NEOs.

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Marcel Kessler	07/01/2022	—	61,874(1)	$7.21	7/01/2032	62,148(3)	295,824

David J. Rintoul	04/19/2018	416,670	—	$15.00	4/19/2028	—	—

	02/25/2020	85,000	—	$9.01	2/25/2030	—	—

	03/04/2021	102,000	—	$11.48	3/4/2031	—	—

Timothy K. Flanagan	02/25/2022	—	37,581(1)	$10.08	2/25/2032	52,129(3)	248,134

Jeremy S. Halford	05/01/2019	50,000	—	$11.14	5/1/2029	—	—

	02/25/2020	36,000	—	$9.01	2/25/2030	—	—

	03/04/2021	42,000	—	$11.48	3/4/2031	—	—

	02/25/2022	—	54,623(1)	$10.08	2/25/2032	54,999(3)	261,795

Iñigo Perez Ortiz	02/25/2020	30,000	—	$9.01	2/25/2030	—	—

	03/04/2021	37,000	—	$11.48	3/4/2031	—	—

	02/25/2022	—	39,429(1)	$10.08	2/25/2032	69,477(3)	330,711

Gina K. Gunning	07/30/2018	53,600	13,400(2)	$20.00	7/30/2028	—	—

	03/21/2019	20,000	—	$13.36	3/21/2029	—	—

	02/25/2020	27,000	—	$9.01	2/25/2030	—	—

	03/04/2021	33,000	—	$11.48	3/4/2031	—	—

	02/25/2022	—	33,211(1)	$10.08	2/25/2032	33,440(3)	159,174

(1)	Options generally vest and become exercisable in five equal installments beginning on the first anniversary of the grant date.
(2)	Options generally vest and become exercisable on July 30, 2023.
(3)

RSUs vest in five equal installments beginning on the first anniversary of the grant date. The RSUs accrue dividend equivalents that are reinvested in the form of additional RSUs. The additional RSUs are reflected in this number.

(4)

The market value for the RSUs is calculated by multiplying the number of RSUs that have not vested by the closing market price of our common stock ($4.76) as reported on the NYSE as of the close of business on December 30, 2022 (the last trading day prior to our December 31, 2022 fiscal year-end).

2022 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSUs and DSUs vested during 2022 for our NEOs. None of the NEOs exercised stock options or had RSUs or DSUs that vested in 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Marcel Kessler	—	—	—	—

David J. Rintoul	—	—	—	—

Timothy K. Flanagan	—	—	—	—

Jeremy S. Halford	—	—	—	—

Iñigo Perez Ortiz	—	—	—	—

Gina K. Gunning	—	—	—	—

62 / GrafTech International Ltd. | 2023 Proxy Statement

2022 Nonqualified Deferred Compensation Table

The following table sets forth information for 2022 relating to Mr. Rintoul’s DSUs.

Name	Executive Contributions in 2022 ($)	Registrant Contributions in 2022 ($)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2022 ($)

Marcel Kessler	—	—	—	—	—

David J. Rintoul	—	—	(153,397)(1)(2)	—	104,474(3)

Timothy K. Flanagan	—	—	—	—	—

Jeremy S. Halford	—	—	—	—	—

Iñigo Perez Ortiz	—	—	—	—	—

Gina K. Gunning	—	—	—	—	—

(1)	Amount reflects the value of any accrued additional units pursuant to dividend equivalent rights as well as any stock price depreciation.
(2)	None of the earnings/losses are included in the Summary Compensation Table.
(3)	All of this amount was previously reported as compensation to Mr. Rintoul in the Company’s Summary Compensation Table for previous years.

Material Features of Mr. Rintoul’s Deferred Share Units

On April 19, 2018, Mr. Rintoul received a grant of 19,335 DSUs pursuant to a Deferred Share Unit Agreement. The DSUs accrue dividend equivalents. The Deferred Share Unit Agreement provides that each DSU represents a conditional right to receive one share of our common stock and that all DSUs shall vest on April 19, 2021, provided that Mr. Rintoul is employed by the Company. The DSUs vested on April 19, 2021. The agreement further provides that one share of common stock shall be delivered to Mr. Rintoul in respect of each vested DSU as soon as practicable following the date of his termination with the Company but in any event no later than the end of the calendar year in which such termination date occurs, provided that to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, such shares (and cash, if any) shall be delivered six months and one day after Mr. Rintoul’s separation from service. The value of any partial shares shall be paid to Mr. Rintoul in cash. Mr. Rintoul resigned from the Company on June 30, 2022. In 2023, the Company delivered 21,948 shares to Mr. Rintoul while the value of 0.3107 shares was paid to Mr. Rintoul in cash.

GrafTech International Ltd. | 2023 Proxy Statement / 63

Potential Payments Upon Termination or Change in Control

We have set forth below information regarding payments that would be made to our NEOs upon the occurrence of certain termination and/or change in control events, along with post-employment restrictive covenant obligations. Except for Mr. Rintoul, the table below sets forth the potential estimated payments to our NEOs, assuming for this purpose that employment had been terminated and/or a change in control of the Company had occurred in each case on December 30, 2022 and that the price for our common stock was $4.76 based on the closing price of a share of our common stock on December 30, 2022 (the last trading day prior to our December 31, 2022 fiscal year-end) as reported on the NYSE. Mr. Rintoul voluntarily resigned from the Company on June 30, 2022 and the information provided below for him applies only to such voluntary resignation as of such date. The price for our common stock was $7.07 based on the closing price of a share of our common stock on June 30, 2022 as reported on the NYSE.

Person/Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Severance ($)	Total ($)

Marcel Kessler
Voluntary Resignation	—	—	—
Death and Disability	—	176,250(1)	176,250
Voluntary Retirement	—	176,250(1)	176,250
Termination of Employment
With Cause	—	—	—
Without Cause or Resignation for Good Reason	—	1,676,250(1)(2)	1,676,250
After a Change in Control without Cause or for Good Reason	295,824(3)	1,676,250(1)(2)	1,972,074
Change in Control (assumes no Replacement Award)	295,824(3)	—	295,824

David J. Rintoul
Voluntary Resignation	154,491(4)	800,000(5)	954,491
Voluntary Retirement	—	188,000(1)	188,000

Timothy K. Flanagan
Voluntary Resignation	—	—	—
Death and Disability	—	151,575(1)	151,575
Voluntary Retirement	—	151,575(1)	151,575
Termination of Employment
With Cause	—	—	—
Without Cause	—	581,575(1)(6)	581,575
After a Change in Control without Cause or for Good Reason	248,134(3)	581,575(1)(6)	829,709
Change in Control (assumes no Replacement Award)	248,134(3)	—	248,134

Jeremy S. Halford
Voluntary Resignation	—	—	—
Death and Disability	—	203,416(1)	203,416
Voluntary Retirement	—	203,416(1)	203,416
Termination of Employment
With Cause	—	—	—
Without Cause	—	744,416(1)(7)	744,416
After a Change in Control without Cause or for Good Reason	261,795(3)	744,416(1)(7)	1,006,211
Change in Control (assumes no Replacement Award)	261,795(3)	—	261,795

64 / GrafTech International Ltd. | 2023 Proxy Statement

Person/Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Severance ($)	Total ($)

Iñigo Perez Ortiz
Voluntary Resignation	—	—	—
Death and Disability	—	165,637(1)	165,637
Voluntary Retirement	—	165,637(1)	165,637
Termination of Employment
With Cause	—	—	—
Without Cause	—	254,211(1)(8)	254,211
After a Change in Control without Cause or for Good Reason	330,711(3)	254,211(1)(8)	584,922
Change in Control (assumes no Replacement Award)	330,711(3)	—	330,711

Gina K. Gunning
Voluntary Resignation	—	—	—
Death and Disability	—	122,200(1)	122,200
Voluntary Retirement	—	122,200(1)	122,200
Termination of Employment
With Cause	—	—	—
Without Cause	—	522,200(1)(9)	522,200
After a Change in Control without Cause or for Good Reason	159,174(3)	522,200(1)(9)	681,374
Change in Control (assumes no Replacement Award)	159,174(3)	—	159,174

(1)	Payable under the Company’s STIP. See “—Short-Term Incentive Plan Awards” below.
(2)	Payable under the Kessler Agreement. See “—Kessler Agreement” below. This amount assumes an annual incentive amount at the target level for 2022.
(3)	Payable under the terms of the Form of Stock Option Grant Agreement (2022 Version) and Form of Restricted Stock Unit Agreement (2022 Version). See “—Equity Awards” below.
(4)	Estimated value of vested DSUs, including dividend equivalents, as of June 30, 2022. See “—Rintoul Equity Awards” below.
(5)	Payable under the terms of Mr. Rintoul’s Consulting Agreement. See “—Rintoul Consulting Agreement” below.
(6)	Payable under the terms of Mr. Flanagan’s offer letter. See “—Flanagan Severance Arrangement” below.
(7)	Payable under the terms of Mr. Halford’s offer letter. See “—Halford Severance Arrangement” below.
(8)	Payable under the terms of our employee handbook that is applicable to individuals at our Switzerland location. See “—Swiss Severance Policy” below.
(9)	Payable under the terms of Ms. Gunning’s offer letter. See “—Gunning Severance Arrangement” below.

Short-Term Incentive Plan Awards

Under the terms of the STIP, if prior to the date the annual incentive amount is payable, a participant’s employment with the Company is terminated voluntarily (other than due to Retirement (as defined in the STIP)) or is terminated involuntarily due to Detrimental Conduct (as defined in the STIP), then such participant shall not be entitled to any annual incentive amount for the plan year. However, in the event of death or Disability (as defined in the STIP), whether long-term or short-term, or involuntary termination by the Company not as a result of Detrimental Conduct, a participant who is on the payroll as an active employee as of the last day of a plan year shall be eligible to receive an award for such plan year. A participant who experiences a Retirement during the plan year (or after but before the date the award is payable) shall continue to be eligible to receive an award for such plan year. A “Retirement” under the STIP shall mean a participant’s voluntary termination of employment or service to the Company and its subsidiaries (i) upon or after attaining age 62, and (ii) only if the Human Resources and Compensation Committee in its sole and exclusive discretion (and first considering the recommendation of the Company’s Chief Executive Officer) consents to such voluntary termination of employment constituting a “Retirement” for purposes of prorated award treatment under the STIP;

GrafTech International Ltd. | 2023 Proxy Statement / 65

provided, however, that any prorated award received by a participant under STIP due to Retirement will be subject to recoupment by the Company in its discretion if the participant obtains reasonably material subsequent employment with any other for-profit company or similar entity. Mr. Rintoul’s voluntary resignation in June 2022 constituted a “Retirement” under the terms of the STIP.

Kessler Agreement

As described above, Mr. Kessler and the Company entered into the Kessler Agreement in connection with his employment as Chief Executive Officer and President in 2022. The Kessler Agreement provides that in the event the Company terminates Mr. Kessler’s employment without Cause (other than due to death or Disability) (as defined in the Kessler Agreement) or Mr. Kessler terminates employment for Good Reason (as defined in the Kessler Agreement), the Company will pay to Mr. Kessler, among other things, one times (i) the sum of Mr. Kessler’s Annual Base Salary (as defined in the Kessler Agreement) plus (ii) Mr. Kessler’s Target Annual Incentive (as defined in the Kessler Agreement), subject to Mr. Kessler executing a release of claims in favor of the Company. The Kessler Agreement also provides that Mr. Kessler is subject to customary restrictive covenants, including non-competition, non-solicitation, and non-disparagement, each of which continue for one year following Mr. Kessler’s termination of employment.

Equity Awards

Beginning in 2022, each of the Form of Stock Option Grant Agreement and Form of Restricted Stock Unit Agreement used to grant each of our NEO’s awards under our Equity Plan contain double-trigger vesting of long-term equity incentive awards upon a change in control. That is, in the event of a Change in Control (as defined under each award agreement), if a NEO does not receive a Replacement Award (as defined under each award agreement), or if after receiving a Replacement Award, the NEO experiences a termination of employment with the Company (or any of its successors) by reason of a termination without Cause (as defined under each award agreement) or by the NEO for Good Reason (as defined under each award agreement), in each case, within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination and the Replacement Award shall become nonforfeitable and exercisable at any time prior to the tenth anniversary of the grant date of the options upon such termination. As of December 30, 2022, the stock options granted to each of the NEOs in 2022 are underwater.

In addition, Ms. Gunning holds options granted under the Equity Plan in 2018. In the event that Ms. Gunning’s employment is terminated by the Company without cause within the two (2) year period following the consummation of a Change in Control (as defined below), any then-outstanding unvested portion of the options shall immediately vest in full as of the date of such termination and shall be exercisable. For purposes of Ms. Gunning’s 2018 stock option award agreement, a “Change in Control” in general shall occur upon (1) Brookfield and its affiliates ceasing to own stock of GrafTech that constitutes at least 35% of the total fair market value or total voting power of the stock of GrafTech or (2) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A) other than GrafTech, Brookfield and its affiliates or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of GrafTech. The 2018 option award was granted with an exercise price of $20.00 per share. The 2018 options are underwater as of December 30, 2022 given that the closing price of our common stock on December 30, 2022 as reported on the NYSE was $4.76.

66 / GrafTech International Ltd. | 2023 Proxy Statement

Rintoul Equity Awards

Mr. Rintoul’s DSUs vested on April 19, 2021. The DSU agreement further provides that one share of common stock shall be delivered to Mr. Rintoul in respect of each vested DSU as soon as practicable following the date of termination of Mr. Rintoul’s employment with the Company but in any event no later than the end of the calendar year in which such termination date occurs; provided that to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, such shares (and cash, if any) will be delivered six months and one day after Mr. Rintoul’s separation from service (or Mr. Rintoul’s death, if earlier). The value of any partial shares shall be paid to Mr. Rintoul in cash. Mr. Rintoul’s DSUs were delivered to him in 2023 and the value of any partial shares were paid to him in cash at that same time.

Rintoul Consulting Agreement

On June 27, 2022 the Company’s operating subsidiary entered into a Consulting Agreement regarding Mr. Rintoul that became effective July 1, 2022. Pursuant to the Consulting Agreement, Mr. Rintoul provided consulting services supporting the transition of the chief executive officer and president position to Mr. Kessler plus other reasonably related tasks. The term of the Consulting Agreement expired on December 31, 2022. Under the Consulting Agreement, the Company or its affiliate paid to Mr. Rintoul, subject to applicable taxes, a fixed monthly fee of $133,333.33 throughout the term and reimbursed Mr. Rintoul for actual, reasonable and documented out-of-pocket fees or expenses incurred in connection with providing the consulting services. Mr. Rintoul executed a release of claims in connection with the Consulting Agreement and was required to adhere to certain Company policies and customary restrictive covenants.

Flanagan Severance Arrangement

Under the terms of his offer letter, in the event that Mr. Flanagan is terminated by the Company without “Cause” (as defined in his offer letter), the Company will pay Mr. Flanagan his base salary for one year, subject to his execution of a release agreement in favor of the Company. The terms of the offer letter further provide that Mr. Flanagan is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Halford Severance Arrangement

Under the terms of his offer letter, in the event that Mr. Halford is terminated by the Company for a reason other than for cause, the Company will pay Mr. Halford his base salary for one year, subject to his execution of a release agreement in favor of the Company. The terms of the offer letter further provide that Mr. Halford is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Swiss Severance Policy

Under the terms of our Swiss employee handbook, in the event of a redundancy situation arising where the employee’s job is no longer available because of organizational or economic reasons, the Company shall make a severance payment in the amount of 0.75 months salary per completed year of service up to a maximum of 12 months. Mr. Perez has completed three (3) years of service, entitling him to 2.25 months of base salary or $88,574.

GrafTech International Ltd. | 2023 Proxy Statement / 67

Gunning Severance Arrangement

Under the terms of her offer letter, in the event that Ms. Gunning is terminated by the Company for a reason other than for cause, the Company will pay Ms. Gunning her base salary for one year, subject to her execution of a release agreement in favor of the Company.

CEO Pay Ratio

SEC rules require us to disclose the median of the annual total compensation of all our employees (except our CEO President), the annual total compensation of the CEO and President and the ratio of these two amounts for our last completed fiscal year.

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2022 CEO pay ratio disclosure and ultimately require us to identify a new median employee for 2023. As a result, we used the same median employee for the 2023 CEO pay ratio as we did for the 2022 CEO pay ratio disclosure.

To identify the employee with annual total compensation at the median of all of our employees for 2021 (the “Median Employee”), we measured the gross taxable income in each applicable jurisdiction for the 12-month period ended December 31, 2021 for 1,352 employees, representing all full-time, part-time, seasonal and temporary employees (other than our CEO) as of December 31, 2021. This number does not include any independent contractors, or leased workers, as permitted by the applicable SEC rules. This number includes non-U.S. employees. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2021. In determining the Median Employee, we annualized the gross taxable income for such individuals based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation programs.

68 / GrafTech International Ltd. | 2023 Proxy Statement

For purposes of this pay ratio disclosure, the CEO and President’s compensation was $1,407,268 as set forth in the Summary Compensation Table above. Since Mr. Kessler was appointed CEO and President effective July 1, 2022, we annualized his Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts, as disclosed in the Summary Compensation Table, and added the disclosed values of his Stock Award and Option Awards to arrive at a value of $2,086,635, used for the ratio of annual total compensation for our Chief Executive Officer and President to the annual total compensation for our Median Employee. We annualized Mr. Kessler’s total compensation as follows:

Summary Compensation Table Components	Actual Values from Summary Compensation Table	For CEO Pay Ratio: Annualized Values + One-Time Values	Rationale

Salary	393,414	750,000	Annualized salary

Bonus	112,500	225,000	Annualized STIP

Stock Awards	446,112	446,112	Not annualized; 2022 Equity Plan Awards

Option Awards	244,961	244,961	Not annualized; 2022 Equity Plan Awards

Non-Equity Incentive Plan	63,750	127,500	Annualized STIP

All Other Compensation	146,531	293,062	Annualized housing allowance, taxes paid for days worked in the US, Company contributions to the GrafTech Switzerland retirement benefit plan, automobile allowance and subsidies for health care
Total CEO Pay	1,407,268	2,086,635

The total annual compensation of our Median Employee was $41,456, which was calculated by totaling, for our Median Employee, all applicable elements of compensation for the 2022 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. The median employee’s annual total compensation was paid in Euros and has been converted to U.S. dollars using a foreign currency exchange rate of 1.0702 EUR/USD as reported in The Wall Street Journal on close of business as of December 30, 2022.

For 2022, the ratio of the annual total compensation of Mr. Kessler, our CEO and President (“CEO Compensation”), to the annual total compensation of our Median Employee was approximately 50 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. Given Mr. Kessler was appointed as CEO and President on July 1, 2022, and as such, received annual long-term equity grants of RSUs and stock options commensurate with the length of his service in 2022, we anticipate the ratio of his compensation to that of our median employee will increase in the next disclosure cycle associated with our proxy filing in 2024.

GrafTech International Ltd. | 2023 Proxy Statement / 69

Pay Versus Performance

Year	Summary Compensation Table Total for PEO Kessler (1) ($)	Compensation Actually Paid to PEO Kessler (2) ($)	Summary Compensation Table Total for Former PEO Rintoul (3) ($)	Compensation Actually Paid to Former PEO Rintoul (2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (4) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (5) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (in 000s) ($)	Adjusted EBITDA (6) (in 000s) ($)
							GrafTech Total Stockholder Return	NYSE Arca Steel Index (TR) Total Stockholder Return
2022	1,407,268	1,153,710	1,406,150	1,405,993	1,538,305	1,097,819	$42	$179	382,962	536,464
2021	N/A	N/A	3,445,257	4,377,435	6,471,272	6,656,296	$104	$156	388,330	669,940
2020	N/A	N/A	2,433,525	2,691,429	1,146,426	1,248,844	$93	$121	434,374	658,946

(1)
Mr. Kessler joined the Company as our CEO and President on July 1, 2022 and therefore information is not provided for years 2021 or 2020 because he was not our PEO during those years. Our principle executive officer is referred to as the “PEO” in this disclosure.

(2)
“Compensation actually paid” to our CEO and former CEO in each of 2022
, 202
1, and 2020 reflects the respective amounts set forth in the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned by or paid to our CEO or former CEO during the applicable year. For information regarding the decisions made by our Human Resources and Compensation Committee in regards to the CEO’s and former CEO’s compensation for each fiscal year, please see the “Compensation Discussion & Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

	2020		2021		2022

	Kessler	Rintoul	Kessler	Rintoul	Kessler	Rintoul
SCT Total Compensation	-	$2,433,525	-	$3,445,257	$1,407,268	$1,406,150
Less: Stock Award Values Reported in SCT for the Covered Year	-	$(765,850)	-	$(1,170,960)	$(446,112)	-
Less: Option Award Values Reported in SCT for the Covered Year	-	$(259,307)	-	$(662,909)	$(244,961)	-
Plus: Year-End Fair Value for Stock and Option Awards Granted in the Covered Year	-	$1,426,122	-	$903	$437,515	$255
Year-End Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	-	$85,601	-	-	-	$(412)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	-	$(145,001)	-	$675,793	-	-
Fair Value for Stock and Option Awards Granted and Vested in the Covered Year	-	$(83,661)	-	$2,089,351	-	-
Less: Fair Value of Stock and Option Awards Forfeited in the Covered Year	-	-	-	-	-	-
Compensation Actually Paid	-	$2,691,429	-	$4,377,435	$1,153,710	$1,405,993

(3)	Mr. Rintoul resigned from the Company as our CEO and President on June 30, 2022.
(4)	The identity of the non-PEO NEOs for each of 2022, 2021 and 2020 (each, a “Covered Year”) are as follows:

Year	Non-PEO NEOs
2020	Quinn J. Coburn, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning
2021	Timothy K. Flanagan, Quinn J. Coburn, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning
2022	Timothy K. Flanagan, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning

70 / GrafTech International Ltd. | 2023 Proxy Statement

(5)
Average “compensation actually paid” for our
non-PEO
NEOs in each of 2022, 2021 and 2020 reflects the respective amounts set forth in the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned by or paid to our non-PEO
NEOs during the applicable year. For information regarding the decisions made by our Human Resources and Compensation Committee in regards to the non-PEO
NEOs’ compensation for each fiscal year, please see the “Compensation Discussion & Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

	2020	2021	2022

	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs
SCT Total Compensation	$1,146,426	$6,471,272	$1,538,305
Less: Stock Award Values Reported in SCT for the Covered Year	$(238,765)	$(334,400)	$(525,690)
Less: Option Award Values Reported in SCT for the Covered Year	$(80,843)	$(194,973)	$(228,750)
Plus: Year-End Fair Value for Stock and Option Awards Granted in the Covered Year	$442,880	-	$331,139
Year-End Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	$5,333	$(1,126)	$(10,251)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	$(26,400)	$108,379	$(6,934)
Fair Value for Stock and Option Awards Granted and Vested in the Covered Year	$213	$617,144	-
Less: Fair Value of Stock and Option Awards Forfeited in the Covered Year	-	-	-
Compensation Actually Paid	$1,248,844	$6,656,296	$1,097,819

(6)
A
non-GAAP
financial measure. See Appendix A to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Please see the “Compensation Discussion and Analysis” section above for more information about adjusted EBITDA, including how we use it in our executive compensation program.

Tabular List of Performance Measures
Listed below is the performance measure that in our assessment represents the most important performance measure used by us to link compensation actually paid to our named executive officers for 2022 to Company performance.

Performance Measure	Nature	Explanation
Adjusted EBITDA	Financial Measure	A
non-GAAP
financial measure. See Appendix A to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

GrafTech International Ltd. | 2023 Proxy Statement / 71

Relationship Between Compensation Actually Paid and Certain Performance
Below are graphs showing the relationship of “compensation actually paid” to our CEO and President (and former CEO and President) and other named executive officers (on average) in 2020, 2021 and 2022 to (1) TSR of GrafTech, (2) GrafTech’s net income and (3) GrafTech’s adjusted EBITDA, plus the relationship of GrafTech’s TSR to the TSR of the
NYSE Arca Steel Index (TR). “Compensation
actually paid,” as required under SEC rules, reflects adjusted values for unvested and vested equity awards during the years shown in the table based on year-end
stock prices and various accounting valuation assumptions, but may not necessarily reflect actual amounts paid out for those awards. For a discussion of how our Human Resources and Compensation Committee assessed GrafTech’s performance and our NEOs’ pay each year, see the “Compensation Discussion and Analysis” section above in this Proxy Statement and in the proxy statements for 2020 and 2021.

72 / GrafTech International Ltd. | 2023 Proxy Statement

GrafTech International Ltd. | 2023 Proxy Statement / 73

Questions & Answers

Q.	Why did I receive these proxy materials?

A.

You received these materials because you were a stockholder as of the close of business on March 15, 2023, the Record Date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting and to vote on matters presented at the Annual Meeting, which will be held on May 10, 2023.

Q.	When and where is the Annual Meeting being held?

A.

The Annual Meeting will be held on May 10, 2023 at 8:00 a.m. Eastern Time. Our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast.

Q.	How do I register to attend the virtual Annual Meeting?

A.

You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical in-person meeting will be held.

The online meeting will begin promptly at 8:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. You will be able to attend the Annual Meeting online, vote and submit your questions during the meeting by visiting meetnow.global/MRMUMZD.

Please follow the registration instructions as outlined below.

If your shares are registered in your name (i.e., you hold your shares registered in your name through the Company’s transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the proxy card that you received with this Proxy Statement to attend the Annual Meeting.

If your shares are held in the name of your broker or bank, you must register in advance to attend the Annual Meeting virtually on the Internet. To register in advance to attend the Annual Meeting virtually on the Internet, you must submit a legal proxy that reflects proof of your proxy power. The legal proxy will show your GrafTech International Ltd. holdings with your name. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on May 5, 2023. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of GrafTech’s common stock at the close of business on March 15, 2023, the Record Date fixed by the Board, may vote at the Annual Meeting.

Q.	How many votes may I cast?

A:

Each share of common stock is entitled to one vote with respect to each of the matters submitted for vote. On March 15, 2023, there were 256,678,298 shares of common stock outstanding and entitled to vote.

74 / GrafTech International Ltd. | 2023 Proxy Statement

Q.	What constitutes a quorum for the Annual Meeting?

A.

The presence, in person or by proxy, at the commencement of the Annual Meeting, of the holders of a majority of the shares of common stock issued and outstanding on March 15, 2023 constitutes a quorum for the transaction of business at the meeting. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (“broker non-votes”) as present for purposes of determining the presence or absence of a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our By-laws.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

•  Proposal 1—To elect three directors for a three-year term or until their successors are elected and qualified;

•  Proposal 2—To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;

•  Proposal 3—To approve, on an advisory basis, our named executive officer compensation; and

•  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

To be elected, a director must receive an affirmative majority of votes cast—i.e., the number of “for” votes must exceed the number of “against” votes (abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results). Each of Proposals 2 and 3 requires an affirmative majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon—i.e., the number of “for” votes must exceed the combined total of “against” votes and abstentions (broker non-votes will have no effect on the outcome of Proposal 3 and broker non-votes are not expected for Proposal 2 since NYSE rules permit brokers to vote uninstructed shares at their discretion on Proposal 2).

Although the advisory vote on named executive officer compensation is non-binding, our Human Resources and Compensation Committee expects to consider and take into account the voting results when making future determinations.

Q.	Are there other items to be voted on at the Annual Meeting?

A.

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Q.	How will proxies be voted at the Annual Meeting?

A.

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

• Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1 and 3 because the NYSE rules treat these matters as non-routine.

GrafTech International Ltd. | 2023 Proxy Statement / 75

Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

•  Your broker or nominee will have the authority to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each nominee in Proposal 1, and FOR Proposal 2 and Proposal 3, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•

By Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your proxy over the Internet by following the instructions on the proxy card or voting instruction form.

•	By Telephone. You may submit your vote by telephone by following the instructions on the proxy card or voting instruction form if you received such materials by mail.

•

By Mail. You may submit your proxy by completing, signing and dating your proxy card or voting instruction form and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

Online, during the virtual Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote online during the virtual Annual Meeting by following the instructions on the proxy card that you received. If you are a beneficial owner but not the stockholder of record, you may vote online at the Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable. Beneficial owners should refer to “How do I register to attend the virtual Annual Meeting?” above for information on how to register to attend the virtual Annual Meeting in order to vote your shares at the Annual Meeting.

Properly completed and submitted proxy cards and voting instruction forms, as well as proxies properly completed and submitted over the Internet, will be voted at the Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote by voting online during the virtual Annual Meeting or revoking your proxy prior to the virtual Annual Meeting. To revoke your proxy, you must:

•   file an instrument of revocation with our Corporate Secretary, at our principal executive offices: 982 Keynote Circle, Brooklyn Heights, OH 44131;

•   mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

•   submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

76 / GrafTech International Ltd. | 2023 Proxy Statement

•   if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the virtual Annual Meeting and vote online during the virtual Annual Meeting.

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction form or, if submitted over the Internet, as indicated on the submission.

Q.	Where can I find the voting results after the Annual Meeting?

A.

We will announce the preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we will file with the SEC within four business days after the meeting.

Q.	Who bears the cost of this proxy solicitation?

A.

GrafTech bears all proxy solicitation costs. In addition to solicitations by mail, our Board, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of Common Stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about GrafTech that you should consider before voting.

GrafTech International Ltd. | 2023 Proxy Statement / 77

Additional Information

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive any stockholder proposal intended to be presented at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) by no later than December 8, 2023 if it is to be included in the proxy statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2024 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Corporate Secretary must receive the proposal or nomination between January 11, 2024 and the close of business on February 10, 2024, which are 120 days and 90 days, respectively, before the one-year anniversary of the Annual Meeting. If a stockholder fails to submit the proposal by February 10, 2024, the appointed proxies may exercise discretionary voting authority on the proposal.

If the date of the 2024 Annual Meeting has been changed more than 30 days from the anniversary date of the Annual Meeting, the Corporate Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2024 Annual Meeting and by the later of the close of business of (1) the 90th day before the 2024 Annual Meeting; or (2) the tenth day following the day on which the date of the 2024 Annual Meeting is first disclosed publicly by the Company. Any proposals or nominations must comply with the other requirements of our By-Laws. In addition to satisfying the notice requirements under our By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 11, 2024. However, if the date of the 2024 Annual Meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then notice must be provided by the later of (1) 60 days before the 2024 Annual Meeting or (2) the 10th day following the day on which the date of the 2024 Annual Meeting is first disclosed publicly to the Company.

If you want to present a proposal before the 2024 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must also give us written notice in accordance with the procedures and deadlines set forth in our By-Laws. Please address such correspondence to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Corporate Secretary.

Stockholders Sharing the Same Address

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of shares, only one copy of the proxy statement and annual report may have been sent to multiple stockholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: GrafTech International Ltd., 982 Keynote circle, Brooklyn Heights, OH 44131, Attention: Investor Relations, telephone no. 216-676-2000. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

78 / GrafTech International Ltd. | 2023 Proxy Statement

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022—as filed with the SEC, excluding exhibits—please write to us at the following address: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations. You can also view the Form 10-K by visiting the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated revenues and volume derived from our take-or-pay agreements with initial terms of three-to-five years, future pricing of non-LTAs, anticipated levels of capital expenditures, and guidance relating to earnings per share and adjusted EBITDA. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this Proxy Statement are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements, including those factors described in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in reports and statements filed by the Company with the SEC. The forward-looking statements made in this Proxy Statement relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

GrafTech International Ltd. | 2023 Proxy Statement / 79

Appendix A: Non-GAAP Financial Measures

We have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net income, free cash flow and adjusted free cash flow are non-GAAP financial measures.

We define EBITDA, a non-GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit (“OPEB”) plan expenses, adjustments for public offerings and related expenses, non-cash gains or losses from foreign currency remeasurement of non-operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party payable -Tax Receivable Agreement adjustments, non-cash stock-based compensation expense, non-cash fixed asset write-offs, value-added tax credit gains in Brazil and Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. For purposes of this section, a “Change in Control” occurred when Brookfield and any affiliates thereof ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.

We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;

•	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;

•	adjusted EBITDA does not reflect public offerings and related expenses;

•

adjusted EBITDA does not reflect the non-cash gains or losses from foreign currency remeasurement of non- operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

GrafTech International Ltd. | 2023 Proxy Statement / A-1

•	adjusted EBITDA does not reflect stock-based compensation expense;

•	adjusted EBITDA does not reflect the non-cash write-off of fixed assets;

•	adjusted EBITDA does not reflect related party payable – Tax Receivable Agreement adjustments;

•	adjusted EBITDA does not reflect the Change in Control charges;

•	adjusted EBITDA does not reflect gains on a value-added tax matter in Brazil; and

•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We define adjusted net income, a non-GAAP financial measure, as net income or loss and exclude the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We believe adjusted net income is useful to present to investors because we believe that it assists investors’ understanding of the underlying operational profitability of the Company.

Free cash flow and adjusted free cash flow, non-GAAP financial measures, are metrics used by our management and our Board to analyze cash flows generated from operations. We define free cash flow as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow as free cash flow adjusted by payments of the Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. We believe these free cash flow metrics are useful to present to investors because we believe that they facilitate comparison of the Company’s performance with its competitors.

In evaluating EBITDA, adjusted EBITDA, adjusted net income, free cash flow and adjusted free cash flow, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below, other than Change in Control charges. Our presentations of EBITDA, adjusted EBITDA, adjusted net income, free cash flow and adjusted free cash flow should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA, adjusted net income, free cash flow and adjusted free cash flow alongside other financial performance measures, including our net income, cash flow from operating activities, and other GAAP financial measures.

A-2 / GrafTech International Ltd. | 2023 Proxy Statement

The following tables reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)	Year ended December 31, 2022	Year ended December 31, 2021

Net income	$382,962	$388,330

Add:

Depreciation and amortization	55,496	65,716

Interest expense	36,568	68,760

Interest income	(4,480)	(872)

Income taxes	69,356	68,076

EBITDA	539,902	590,010

Adjustments:

Pension and OPEB plan benefits(1)	(7,355)	(2,545)

Public offerings and related expenses(2)	100	663

Non-cash losses (gains) on foreign currency remeasurement(3)	521	(119)

Stock-based compensation expense(4)	2,311	1,917

Non-cash fixed asset write-off(5)	1,068	3,197

Related party Tax Receivable Agreement adjustment(6)	(83)	231

Change in Control LTIP Award(7)	-	73,384

Change in Control stock-based compensation acceleration(7)	-	14,713

Brazil value-added tax credit(8)	-	(11,511)

Adjusted EBITDA	$536,464	$669,940

(1)

Net periodic benefit credit for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.

(2)	Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)	Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)	Non-cash expense for stock-based compensation grants.
(5)	Non-cash fixed asset write-off recorded for obsolete assets.
(6)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)	In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding.
(8)	Gain from settlement of a value-added tax matter in Brazil.

GrafTech International Ltd. | 2023 Proxy Statement / A-3

Reconciliation of Net Income to Adjusted Net Income

(in thousands)	Year ended December 31, 2022	Year ended December 31, 2021

Net income	$382.962	$388,330

Adjustments, pre-tax:

Pension and OPEB plan benefits(1)	(7,355)	(2,545)

Public offerings and related expenses(2)	100	663

Non-cash losses (gains) on foreign currency remeasurement(3)	521	(119)

Stock-based compensation expense(4)	2,311	1,917

Non-cash fixed asset write-off(5)	1,068	3,197

Related party Tax Receivable Agreement adjustment(6)	(83)	231

Change in Control LTIP award(7)	-	73,384

Change in Control stock-based compensation acceleration(7)	-	14,713

Brazil value-added tax credit(8)	-	(11,511)

Total non-GAAP adjustments pre-tax	($3,438)	$79,930

Income tax impact on non-GAAP adjustments(9)	(142)	3,675

Adjusted net income	$379,666	$464,585

(1)

Net periodic benefit credit for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.

(2)	Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)	Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)	Non-cash expense for stock-based compensation grants.
(5)	Non-cash fixed asset write-off recorded for obsolete assets.
(6)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)	In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our shares outstanding.
(8)	Gain from settlement of a value-added tax matter in Brazil.
(9)	The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

A-4 / GrafTech International Ltd. | 2023 Proxy Statement

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

(in thousands)	Year ended December 31, 2022	Year ended December 31, 2021

Net cash provided by operating activities	$324,628	$443,040

Capital expenditures	(72,165)	(58,257)

Free cash flow	252,463	384,783

Change in Control payment(1)	443	71,377

Adjusted free cash flow	$252,906	$456,160

(1)

In the second quarter of 2021, we incurred pre-tax Change in Control charges of $88 million as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding. Of the $88 million in pre-tax Change in Control charges, $73 million were cash and $15 million were non-cash. An aggregate of $72 million of the cash charges have been paid through the fourth quarter of 2022 and an additional $1 million will be paid in subsequent quarters, as a result of the timing of related payroll tax payments.

GrafTech International Ltd. | 2023 Proxy Statement / A-5

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

000000000.000000 ext	000000000.000000 ext
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Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/EAF or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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2023 Annual Meeting of Stockholders Proxy Card

 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3

1. Elect 3 directors for a three-year term until the 2026 Annual Meeting, or until their successors are elected and qualified, subject to earlier retirement, resignation or removal.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jean-Marc Germain	☐	☐	☐	02 - Henry R. Keizer	☐	☐	☐	03 - Marcel Kessler	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify the selection of Deloitte & Touche as our independent registered public accounting firm for 2023	☐	☐	☐	3. Approve, on an advisory basis, our named executive officer compensation	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

03RWJB

GrafTech International Ltd.

2023 Annual Meeting of Stockholders

May 10, 2023, 8:00 am ET

The 2023 Annual Meeting of Stockholders of GrafTech International Ltd. will be held virtually via the Internet at www.meetnow.global/MRMUMZD on Wednesday, May 10, 2023 at 8:00 am Eastern time.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/EAF

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EAF

 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

GrafTech International Ltd.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders on May 10, 2023

The undersigned appoints Marcel Kessler, Timothy K. Flanagan, and Gina K. Gunning, or any of them, as proxies, each with the full power of substitution, and authorizes them to represent and vote the common shares of GrafTech International Ltd. of the undersigned, with all the powers which the undersigned would possess if present at the 2023 Annual Meeting of Stockholders to be held on May 10, 2023, or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the above named proxies will vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. If any of the Board’s nominees are unable or unwilling to serve as a director at the time of the annual meeting, the proxies may use this proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.